UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

TrueCar, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

# Proxy Statement and Notice of Annual Meeting of Stockholders **2022**

TrueCar

1401 Ocean Ave, Suite 300
Santa Monica, California 90401
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:30 a.m. Pacific Time on Thursday, May 26, 2022
Dear TrueCar Stockholders:
We are pleased to invite you to attend our 2022 Annual Meeting of Stockholders, which we refer to as the Annual Meeting, to be held on Thursday, May 26, 2022 at 8:30 a.m. Pacific Time. At the Annual Meeting, we will ask you to consider the following proposals as more fully described in the accompanying proxy statement:
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To elect three Class II directors to serve until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified;

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To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

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To approve, on an advisory basis, the fiscal year 2021 compensation of our named executive officers; and

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To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our board of directors has fixed the close of business on March 31, 2022 as the record date for the Annual Meeting. Only stockholders of record as of March 31, 2022 are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
The Annual Meeting will be a completely virtual meeting of stockholders. All stockholders are cordially invited to attend the Annual Meeting by live webcast. You will not be able to attend the Annual Meeting in person. As described in more detail in the accompanying proxy statement, our board of directors believes that holding a virtual stockholder meeting facilitates attendance, increases participation and communication and offers significant time and cost savings to us and our stockholders and therefore has chosen this over an in-person meeting. To participate, vote or submit questions during the Annual Meeting by live webcast, please visit
www.virtualshareholdermeeting.com/True2022.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, we are once again pleased to provide our stockholders access to our proxy materials on the Internet at http://materials.proxyvote.com/89785L rather than in paper form. The Notice of Internet Availability, which contains instructions on how to access the proxy materials and our 2021 Annual Report to Stockholders, is first being given or sent on or about April 13, 2022 to our stockholders entitled to vote at the Annual Meeting. Our stockholders will also have the ability to request that a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability.
Your vote is important. Whether or not you plan to attend the Annual Meeting by live webcast, we urge you to submit your vote on the Internet or by telephone or mail to ensure your shares are represented. For specific instructions on how to vote your shares, please refer to the section entitled “General Information” and the instructions on the Notice of Internet Availability. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the virtual meeting and to vote your shares at the virtual meeting. Please vote as soon as possible.
Sincerely,
Michael D. Darrow
President and Chief
Executive Officer
Santa Monica, California
April 13, 2022

TrueCar, Inc.
PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 26, 2022

Page
Proposal Three: Advisory Vote to Approve Named Executive Officer Compensation	66
ANNEX A — Reconciliation of Adjusted EBITDA to GAAP Net Income (Loss)	67
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2022: This proxy statement, along with the 2021 Annual Report to Stockholders, is available at the following website: http://materials.proxyvote.com/89785L.
By furnishing a Notice of Internet Availability and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting.
The Notice of Internet Availability will also provide instructions on how you may request electronic or paper delivery of future proxy materials. If you choose to receive electronic delivery of future proxy materials, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic or paper delivery will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic delivery, which will (i) allow us to provide you with the information you need in a more timely manner, (ii) reduce printing and mailing documents to you and (iii) conserve natural resources.

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GENERAL INFORMATION
Q: Why am I receiving these materials?
A: The board of directors of TrueCar, Inc., which we refer to as the Board, is furnishing this proxy statement to you. It contains information related to our 2022 Annual Meeting of Stockholders, which we refer to as the Annual Meeting, to be held on Thursday, May 26, 2022 beginning at 8:30 a.m. Pacific Time and at any postponements or adjournments thereof. You can attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/True2022, where you will be able to participate, submit questions and vote online. References in this proxy statement to “we,” “us,” “our,” “the Company” or “TrueCar” refer to TrueCar, Inc.
Q: What is included in these materials?
A: These materials include this proxy statement for our Annual Meeting of Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission, or the SEC, on February 24, 2021, which we refer to as the Annual Report. We first made these materials available to you on the Internet on April 13, 2022. Our principal executive offices are located at 1401 Ocean Ave, Suite 300, Santa Monica, CA 90401, and our telephone number is (800) 200-2000. We maintain a website at www.TrueCar.com. The information on our website is not a part of this proxy statement.
Q: What matters will stockholders vote on at the Annual Meeting?
A: Stockholders will vote on the following matters at the Annual Meeting:
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to elect Robert Buce, Faye Iosotaluno and Wesley Nichols as Class II directors to serve until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified;

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to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

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to approve, on an advisory basis, the fiscal year 2021 compensation of our named executive officers; and

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to transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q: How does the Board recommend that I vote on these proposals?
A: The Board recommends a vote:
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FOR the election of Robert Buce, Faye Iosotaluno and Wesley Nichols as Class II directors;

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FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

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FOR the approval of the advisory resolution indicating approval of the fiscal year 2021 compensation of the Company’s named executive officers.

Q: Who is making this solicitation?
A: The proxy for the Annual Meeting is being solicited by and on behalf of TrueCar by the Board.
Q: Who pays for the proxy solicitation process?
A: TrueCar will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers

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and employees may solicit proxies in person or by telephone or electronic communications. None of these individuals will receive any additional or special compensation for doing this, although we may reimburse these individuals for their reasonable out-of-pocket expenses. Further, we may engage a proxy solicitor to assist in the solicitation of proxies and to provide related advice and support depending on a variety of factors, including preliminary voting results.
Q: Who may vote at the Annual Meeting?
A: Stockholders of record as of the close of business on March 31, 2022, which we refer to as the Record Date, are entitled to receive notice of, attend online and vote by live webcast at the Annual Meeting. Each share of our common stock is entitled to one vote on each matter. As of the Record Date, there were 93,586,995 shares of our common stock issued and outstanding, held by 130 holders of record. Each share of our common stock is entitled to one vote on each matter.
Q: Why is TrueCar conducting the Annual Meeting as an exclusively virtual, online meeting?
A: This is the seventh year we have conducted an exclusively virtual annual meeting. Our virtual annual meetings afford each stockholder equivalent or greater rights and opportunities to participate in our annual meetings than they would have at an in-person meeting; for example, the virtual format allows stockholders to communicate with us before and during the meeting so that they can ask questions of our Board or management. At the same time, we believe that holding the Annual Meeting solely on the Internet facilitates stockholder attendance and will increase stockholder participation and communication by enabling each stockholder to interact with us fully and equally, in real time, from any location around the world at no cost. A virtual annual meeting also makes it possible for more stockholders (regardless of the size of their holdings or their resources or physical location) to have direct access to information more quickly while offering us and our stockholders significant time and cost savings. Further, holding the Annual Meeting virtually enables us to comply with applicable governmental restrictions and the recommendations of public health officials occasioned by the coronavirus pandemic. We are aware of members of the investor community who believe that virtual annual meetings do not present sufficient opportunities for stockholders to interact with directors and management. While our stockholders, on the whole, have not expressed concern about our virtual meetings, our Board intends to continue carefully reviewing and considering alternative meeting platforms for future annual meetings.
Q: What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
A: Stockholder of Record.   If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record of those shares, and we sent these proxy materials directly to you.
Beneficial Owner of Shares Held in Street Name.   If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and that organization forwarded these proxy materials to you. The organization holding your account is the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.
Q: If I am a stockholder of record of TrueCar shares, how do I vote?
A: If you are a stockholder of record, there are four ways to vote:
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On the Internet.   You may vote by proxy on the Internet by following the instructions found on the proxy card.

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By Telephone.   You may vote by proxy by calling the toll free number on the proxy card.

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By Mail.   You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

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PROXY STATEMENT
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During the Meeting.   You may vote during the Annual Meeting live on the Internet by following the instructions posted at www.virtualshareholdermeeting.com/True2022.

The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on May 25, 2022.
Q: If I am a beneficial owner of shares held in street name, how do I vote?
A: If you are a beneficial owner of shares held in street name, you should have received from your broker, bank or other nominee instructions on how to vote or instruct the broker to vote your shares, which are generally contained in a “vote instruction form” sent by the broker, bank or other nominee. Please follow their instructions carefully. Street name stockholders may generally vote by one of the following methods:
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On the Internet.   You may vote by proxy on the Internet by following the instructions found on the vote instruction form your broker, bank, trustee or nominee provides you. Additional Instructions can be found at www.virtualshareholdermeeting.com/True2022.

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By Telephone.   You may vote by proxy by calling the toll free number found on the vote instruction form your broker, bank, trustee or nominee provides you.

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By Mail.   You may vote by proxy by filling out the vote instruction form and returning it in the envelope your broker, bank, trustee or nominee provides you.

Q: If I submit a proxy, how will it be voted?
A: If you submit proxies that are properly dated, executed and returned, we will vote the shares represented by them at the Annual Meeting in accordance with your instructions. If the proxies do not contain specific instructions, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote or revoke my proxy?”
Q: What should I do if I get more than one proxy or voting instruction card?
A: Stockholders may receive more than one set of voting materials, including multiple copies of these proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of proxy materials for each brokerage account in which they hold shares. Stockholders of record whose shares are registered in more than one name will receive more than one set of proxy materials. You should vote all of the proxy cards and in accordance with all of the voting instruction cards you receive relating to our Annual Meeting to ensure that all of your shares are counted.
Q: Can I change my vote or revoke my proxy?
A: You may change your vote or revoke your proxy at any time before the vote is taken at the Annual Meeting.
If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to our Corporate Secretary at TrueCar, Inc., 1401 Ocean Ave, Suite 300, Santa Monica, California 90401 before your shares are voted or (3) attending the virtual Annual Meeting and voting by live webcast. Attending the Annual Meeting by live webcast will not cause your previously granted proxy to be revoked unless you specifically so request or vote by live webcast during the Annual Meeting.
For shares you hold beneficially in street name, you may generally change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided.

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PROXY STATEMENT
Q: Can I attend the meeting in person?
A: As discussed above, we will be hosting the Annual Meeting exclusively by live webcast. You will not be able to attend the Annual Meeting in person.
Q: How do I participate in the Annual Meeting on the Internet?
A: Any stockholder may listen to the Annual Meeting and participate by live webcast at www.virtualshareholdermeeting.com/True2022. The webcast will begin at 8:30 a.m. Pacific time on May 26, 2022, and stockholders may vote and submit questions during the Annual Meeting by live webcast. To enter the meeting, please have available your 12-digit control number (which can be found on your Notice of Internet Availability or, if you received a printed copy of the proxy materials, your proxy card). If you do not have your 12-digit control number, you will be able to listen to the meeting only. You will not be able to vote or submit questions during the meeting. Instructions on how to connect to and participate in the Annual Meeting on the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/True2022.
Q: How many shares must be present or represented to conduct business at the Annual Meeting?
A: At the Annual Meeting, the presence virtually or by proxy of a majority of the aggregate voting power of the stock issued, outstanding and entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting by live webcast, your shares will be counted in determining whether there is a quorum, even if you wish to abstain from voting on some or all of the matters before the meeting.
Q: What is the voting requirement to approve each of the proposals?
A: With respect to Proposal One, the election of our directors, each director is elected by a plurality of the voting power of the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected as Class II directors to serve until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified. Abstentions and broker non-votes will have no effect on the outcome of the vote.
For Proposal Two, the ratification of the appointment of our independent registered public accounting firm, and Proposal Three, the advisory vote to approve named executive officer compensation, the affirmative vote of a majority of shares present virtually or represented by proxy and entitled to vote on the proposal is required to approve the proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposals and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.
Q: What are broker non-votes?
A: Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter — Proposal Two, the ratification of the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on Proposals One or Three.
Q: Who will tabulate the votes?
A: A representative of the Carideo Group will serve as the Inspector of Election and will tabulate the votes at the Annual Meeting.
Q: What is the deadline to propose actions for consideration at next year’s annual meeting or to nominate individuals to serve as directors?
A: Stockholder Proposals:   Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals in writing to our Corporate

2022 ANNUAL
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Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting, our Corporate Secretary must receive the written proposal at our principal executive offices no later than December 14, 2022. If we hold our 2023 annual meeting more than 30 days before or after May 26, 2023 (the one-year anniversary date of the Annual Meeting), we will disclose the new deadline by which stockholder proposals must be received to be considered for inclusion in our proxy statement for that annual meeting under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
Stockholder proposals should be addressed to:
TrueCar, Inc.
Attn: Corporate Secretary
1401 Ocean Ave, Suite 300
Santa Monica, California 90401
Our amended and restated bylaws, which we refer to as our Bylaws, also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) described in our proxy materials for the meeting, (2) brought by or at the direction of our Board or (3) brought by a stockholder of record (both when the stockholder provides proper written notice of the proposal and on the record date for the annual meeting) who has timely complied with the notice procedures set forth in our Bylaws. In addition, for business to be properly brought before an annual meeting by a stockholder, it must be a proper matter for stockholder action under our Bylaws and applicable law. To be timely for our 2023 annual meeting, our Corporate Secretary must receive the written notice at our principal executive offices:
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not earlier than the close of business on January 28, 2023, and

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not later than the end of the day on February 27, 2023.

If we hold our 2023 annual meeting more than 30 days before or more than 60 days after May 26, 2023 (the one-year anniversary date of the Annual Meeting), then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received by our Corporate Secretary at our principal executive offices:
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not earlier than the close of business on the 120th day before the annual meeting, and

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not later than the close of business on the later of  (i) the 90th day before the annual meeting and (ii) the tenth day after the first public announcement of the date of the annual meeting.

To be in proper written form, a stockholder’s notice to the Corporate Secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting (1) a brief description of the business and the reasons for conducting the business at the annual meeting, (2) the name and address of the stockholder and any associated person proposing the business, (3) the class and number of shares of our common stock held of record or beneficially owned by the stockholder and any associated person, (4) whether and the extent to which the stockholder and any associated persons have entered into any hedging or other transaction or series of transactions or any person has done so on their behalf with respect to any of our securities, and a description of any other similar agreement, arrangement or understanding, (5) any material interest of the stockholder and any associated person in the business and (6) a statement whether the stockholder or any associated person will deliver a proxy statement and form of proxy to stockholders. In addition, to be in proper written form, a stockholder’s notice to the Corporate Secretary must be supplemented not later than five days after the record date to disclose the information contained in clauses (3) and (4) in this paragraph as of the record date. A stockholder’s “associated person” is (A) any person controlling, directly or indirectly, or acting in concert with, the stockholder, (B) any beneficial owner of shares of our stock the stockholder owns of record or beneficially and on whose behalf the proposal or nomination, as the case may be, is being made or (C) any person controlling, controlled by or under common control with any person referred to in the preceding clauses (A) and (B).
Nomination of Director Candidates:   In addition, our Bylaws permit certain stockholders to nominate directors for election at an annual meeting. To be eligible, a stockholder must be a stockholder of record as of the date notice of the annual meeting is given and as of the record date for the annual meeting.

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PROXY STATEMENT
To be in proper written form, a stockholder’s notice to the Company’s Corporate Secretary must set forth, as to each nominee whom the stockholder proposes to nominate for election or re-election as a director: (1) the name, age, business address and residence address of the nominee, (2) the principal occupation or employment of the nominee, (3) the class and number of shares of the Company the nominee holds of record or owns beneficially and any derivative positions he or she holds of record or beneficially, (4) whether and the extent to which the nominee has entered into any hedging or other transaction or series of transactions with respect to any of our securities or any person has done so on his or her behalf, and a description of any other similar agreement, arrangement or understanding, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, the nominee, (5) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nominations were made, (6) a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law to the Company and its stockholders and (7) any other information relating to the nominee that would be required to be disclosed about the nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). As to the stockholder giving notice of the director nomination, the notice must also include the information about the stockholder and any associated person described above in clauses (2) through (6) of the last paragraph under “Stockholder Proposals” above, and supplemented following the record date in the manner referred to in that paragraph. In addition, the stockholder must give timely notice to our Corporate Secretary under our Bylaws, which, in general, require that our Corporate Secretary receive the notice within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement. The charter of the nominating and corporate governance committee of the Board requires the committee to consider nominations of director candidates validly made by our stockholders in accordance with the provisions of our Bylaws.
Additionally, as described in more detail under “Executive Officers, Directors and Corporate Governance — Board Committees — Nominating and Corporate Governance Committee,” our nominating and corporate governance committee will consider certain nominations made by stockholders holding at least one percent of the fully diluted capitalization of TrueCar continuously for at least 12 months.
Q: I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
A: The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports for two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process is commonly referred to as “householding.”
Brokers with account holders who are TrueCar stockholders may be householding our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or you notify your broker or TrueCar that you no longer wish to participate in householding.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, TrueCar, Inc., 1401 Ocean Ave, Suite 300, Santa Monica, California 90401 or (3) contact our Investor Relations department by email at investors@truecar.com or by phone at (800) 200-2000, extension 8771. Stockholders who currently receive multiple copies of the proxy statement or Annual Report at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

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Q: What if I have questions about lost stock certificates or need to change my mailing address?
A: You may contact our transfer agent, Computershare Trust Company, N.A., by telephone at (877) 373-6374 (in the United States) or (781) 575-2879 (outside the United States) or by email at web.queries@computershare.com if you have lost your stock certificate or need to change your mailing address.

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EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE
GOVERNANCE
Executive Officers and Directors
The following table sets forth the names, ages and positions of our executive officers and directors as of March 31, 2022:
Name	Age	Position
Executive Officers
Michael D. Darrow	64	President and Chief Executive Officer, and a Director
Jantoon E. Reigersman	40	Chief Financial Officer and Chief Operating Officer
Jeffrey J. Swart	54	Executive Vice President, General Counsel and Secretary
Non-Employee Directors
Robert E. Buce	73	Director
Barbara A. Carbone	63	Director
Christopher W. Claus	61	Director and Chairman of the Board
Faye M. Iosotaluno	42	Director
Erin N. Lantz	42	Director
John W. Mendel	67	Director
Wesley A. Nichols	57	Director

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Executive Officers
Michael D. Darrow has served as our President, Chief Executive Officer and a member of our Board since March 2020. From November 2017 until March 2020, he served as our Executive Vice President of Partner and OEM Development and served as our Executive Vice President of OEM Development from March 2017 to November 2017. Mr. Darrow also served as the President of our subsidiary, ALG, Inc., from January 2018 until its divestiture in November 2020. From June 2016 until he joined us, Mr. Darrow was an Automotive Industry Consultant for Inventory Command Center LLC, before which Mr. Darrow served in numerous roles at Edmunds.com Inc. from July 2000 to August 2014, including as Chief Executive Officer of Edmunds Data Services, Executive Vice President of Sales and Chief Sales Officer. Mr. Darrow holds a B.S. in Economics from Allegheny University.
We believe that Mr. Darrow is qualified to serve as a member of our Board because of his substantial industry, operational and business strategy expertise, developed over more than 20 years of service in the online automotive industry, and his working relationships with many key customers, partners and industry participants.
Jantoon E. Reigersman has served as our Chief Financial Officer since January 2021 and our Chief Operating Officer since March 2022. From December 2017 to May 2020, he served as the Chief Financial Officer of Leaf Group, Ltd., a diversified Internet, media and e-commerce company. Before that, Mr. Reigersman served as Chief Financial Officer of Ogin, Inc., a clean technology company, from January 2014 until joining Leaf. Mr. Reigersman holds an M.S. and a B.S. in International Business Administration from the Rotterdam School of Management at Erasmus University, a Masters in International Management from the École des Hautes Études Commerciales de Paris and is a graduate of the General Management Program at the Harvard Business School.
Jeffrey J. Swart has served as our Executive Vice President, General Counsel and Secretary since July 2017. From January 2016 to July 2017, Mr. Swart served as our Senior Vice President, General Counsel and Secretary and he served as our Senior Vice President & Deputy General Counsel from April 2014 until December 2015. From May 1998 until he joined us, Mr. Swart practiced law at the law firm of Alston & Bird LLP, where he was a litigation partner. Before joining Alston & Bird, Mr. Swart served for two years as a law clerk to Judge Edward Carnes of the United States Court of Appeals for the Eleventh Circuit. Mr. Swart has substantial experience in complex commercial litigation. Mr. Swart holds a J.D. from the Emory University School of Law and a B.B.A. from the Goizueta Business School at Emory University.

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Board of Directors
Skills	John Mendel	Barbara Carbone	Robert Buce	Christopher Claus	Erin Lantz	Faye Iosotaluno	Wes Nichols	Mike Darrow
Executive Leadership	•		•	•	•	•	•	•
CEO Experience	•						•	•
CFO Experience			•
CTO/CIO Experience
Financial and Audit	•	•	•		•
Business Development and Strategy	•		•	•	•	•	•	•
Automotive Industry	•		•				•	•
Digital Technology			•	•	•	•	•
Operations	•		•	•	•	•		•
Consumer Trends/Futuring	•			•	•	•	•
M&A and Corporate Development		•	•		•	•	•	•
Human Capital Management and Compensation	•	•	•
Marketing	•			•			•	•
Corporate Governance	•		•	•	•
Supply Chain & Logistics	•							•
Risk Assessment and Management	•	•	•		•
Investor Relations	•				•
Legal, Regulatory and Public Policy		•			•
International	•	•				•	•
Public Company Board	•	•	•	•	•		•
Robert E. Buce has served as a member of our Board since April 2005. Mr. Buce served as our Executive Vice President and Chief Financial Officer from September 2005 to September 2008. Before joining us, Mr. Buce founded and served as Chief Financial Officer and a senior member of the management team of Build-To-Order, Inc., an automotive company focused on modularized outsourced manufacturing of vehicles. Before Build-To-Order, Mr. Buce held a variety of senior management positions, including Managing Partner, at KPMG LLP, an accounting and advisory firm, and served as Managing Director at BearingPoint, Inc., a related consulting firm. Mr. Buce also served on the board of directors of KPMG LLP from March 1991 to November 1995. Since July 2000, Mr. Buce has served as Chairman of PalisadesHoldings, a sole proprietorship providing independent advisory assistance to a variety of technology services and consumer products and services commercial enterprises. From 2011 to 2013, Mr. Buce served on the board of directors of Intersection Technologies, Inc., the parent company of F&I Express, a

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provider of software and services to the automotive industry. Mr. Buce is a Certified Public Accountant (inactive) in the State of California and a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Buce holds a B.S. in Mechanical Engineering from Lehigh University and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.
We believe that Mr. Buce is qualified to serve as a member of our Board because of the experience he gained from serving as our Chief Financial Officer, the substantial corporate governance, operational and financial expertise he gained from serving as Managing Partner at KPMG LLP, as Managing Director at BearingPoint and on the boards of directors and boards of advisors of several private companies. As the longest-serving member of our Board, we also value his deep understanding of our business as it has evolved over time.
Barbara A. Carbone has served as a member of our Board since August 2020. From September 2019 through the present, she has served on the KPMG Retired Partners Council. From 1981 through September 2019, she served in a number of accounting- and auditing-related roles at KPMG LLP, a multinational professional services network. Since January 2021, Ms. Carbone has served on the board of directors, the audit committee and as chair of the compensation committee of DZS Inc., a provider of telecommunications networking equipment.She currently serves as a member of the board of directors, and chair of the audit committee, of each of Blue Nile Inc., a privately held online jewelry retailer, Side by Side, a community-based, non-profit organization serving at-risk youth and their families, and the Exploratorium, a museum of science, technology and arts in San Francisco. From September 1998 through December 2019, she served as a member of the board of directors, and chair of the audit committee, of the Women’s Business Enterprise National Council, the largest certifier of women-owned businesses in the United States and a leading advocate for women business owners and entrepreneurs. She has a B.S. in Business Administration (Accountancy) from California State University at Sacramento.
We believe that Ms. Carbone is qualified to serve as a member of our Board because of the substantial financial expertise she gained from her service at KPMG LLP.
Christopher W. Claus has served as a member of our Board since April 2014 and as Chairman of the Board since February 2016. From December 1994 to March 2014, Mr. Claus served in various senior executive roles at the United Services Automobile Association, or USAA, a Fortune 150 diversified financial services company, most recently as Executive Vice President of USAA Enterprise Advice Group and President of USAA Financial Services Group. Previously, he served as the Senior Vice President and then President of USAA Investment Management Company. Mr. Claus also served as USAA’s Vice President of Investment Sales and Service. Before USAA, Mr. Claus was Vice President of Equity Trading and Retirement Plans at Norwest Investment Services, Inc., a venture and growth equity investment firm. In June 2017, Mr. Claus joined the board of directors of Citizens, Inc., a provider of insurance and reinsurance services. Mr. Claus holds a B.A. in Business Administration from the University of Minnesota, Duluth and an M.B.A. from the University of St. Thomas.
We believe that Mr. Claus is qualified to serve as a member of our Board because of his substantial business strategy and corporate development and governance expertise gained as an executive and counselor at several companies in the finance industry.
Faye M. Iosotaluno has served as a member of our Board since October 2021. From February 2020 through the present, she has served as the Chief Strategy Officer at Match Group, a leading provider of Internet-based dating and social discovery products. From October 2017 through February 2020, she served as the Senior Vice President for New Business Initiatives at Match Group. From October 2014 until October 2017, she served as the Vice President for Strategy and Business Development at SoundCloud Ltd., a private European online audio distribution and sharing platform. Before that, she served in a number of strategy-related roles at various media companies. Ms. Iosotaluno holds a B.A. in English from the University of Pennsylvania, a B.S. in Economics from the Wharton School of the University of Pennsylvania and an M.B.A. from Harvard Business School.
We believe that Ms. Iosotaluno is qualified to serve as a member of our Board because of her extensive experience in strategy, new business initiatives and digital business operations.
Erin N. Lantz has served as a member of our Board since November 2016. Ms. Lantz is a technology executive and strategic general manager. Since April 2020, Ms. Lantz has been the Chief Revenue Officer of Ethos, a fintech company specializing in life insurance. Prior to Ethos, she was the Vice President and General Manager of

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Mortgages at Zillow Group, Inc., an online real estate database company, where she worked from 2010 through October 2019. Just before joining Zillow, Ms. Lantz was Senior Vice President at Bank of America Corporation, a U.S. multinational investment bank and financial services company, where she led the Direct-to-Consumer purchase home loan business. Before entering the mortgage industry, Ms. Lantz worked at the Boston Consulting Group, a global management consulting firm, as an Associate. From September 2016 until August 2018, Ms. Lantz served on the board of directors of Washington Federal, Inc., a bank holding company, and since December 2020, she has served on the board of directors of Shelter Acquisition Corp., a special-purpose acquisition company focused on the property technology industry. Ms. Lantz holds a B.A. in Political Science, Philosophy and Economics from the University of Pennsylvania and an M.B.A. from Harvard Business School.
We believe that Ms. Lantz is qualified to serve as a member of our Board because of her extensive knowledge in finance, consumer behavior, online marketplaces and financial consumer technology.
John W. Mendel has served as a member of our Board since May 2017. Mr. Mendel served as the Executive Vice President, Automobile Division, of American Honda Motor Company, the U.S. subsidiary of Honda Motor Company, Ltd., a Japanese multinational automaker, from November 2004 until April 2017. Before Honda, Mr. Mendel worked for Ford Motor Company, a U.S. multinational automaker, from July 1976 until November 2004 in various roles, serving most recently as Chief Operating Officer of Mazda Motor of America, Inc., the U.S. subsidiary of Mazda Motor Corporation, a Japanese multinational automaker and, at the time, a business partner of Ford. Since August 2018, Mr. Mendel has served on the board of directors of LKQ Corporation, a global distributor of vehicle products. Mr. Mendel has a B.A. in Business and Economics from Austin College and an M.B.A. from the Fuqua School of Business at Duke University.
We believe that Mr. Mendel is qualified to serve as a member of our Board because of his substantial corporate development, business strategy and automotive expertise gained as an executive in the automotive industry.
Wesley A. Nichols has served as a member of our Board since November 2016. Since January 2020, Mr. Nichols has been a partner at March Capital, a venture capital firm focused on investing in software companies. Mr. Nichols was the Chief Strategy Officer of Neustar, Inc., a global provider of real-time information services and analytics, from December 2015 until February 2017, at which time he joined Neustar’s board of directors. Mr. Nichols co-founded MarketShare, LLC, a provider of advanced analytic solutions and software, in 2005 and served as its Chief Executive Officer from January 2005 until its acquisition by Neustar in December 2015. Mr. Nichols serves on technology company boards such as ActionIQ, Adverity, Disqo, Persado and Suki. He also served on the board of directors of BJ’s Restaurants, Inc. from December 2013 until June 2018, and on the board of directors of comScore, Inc. from October 2017 until October 2018. Mr. Nichols holds a B.A. in Psychology from Randolph-Macon College and an M.A. in Business Management from Johns Hopkins University.
We believe that Mr. Nichols is qualified to serve as a member of our Board because of his extensive knowledge in analytics, marketing optimization and digital technology.
Board Composition
Our business and affairs are managed under the direction of our Board. The number of directors is fixed by our Board, subject to the terms of our Amended and Restated Certificate of Incorporation, or Charter, and our Amended and Restated Bylaws, or Bylaws, that became effective at the completion of our initial public offering. As of March 31, 2022, our Board consists of eight directors, seven of whom qualify as “independent” under the listing standards of the Nasdaq Stock Market, which we refer to as Nasdaq.
In accordance with our Charter and Bylaws, our Board is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:
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the Class I directors are Mr. Darrow and Mmes. Carbone and Lantz, and their terms will expire at the annual meeting of stockholders to be held in 2024;

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the Class II directors are Messrs. Buce and Nichols and Ms. Iosotaluno, and their terms will expire at the Annual Meeting; and

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the Class III directors are Messrs. Claus and Mendel, and their terms will expire at the annual meeting of stockholders to be held in 2023.

Messrs. Buce and Nichols and Ms. Iosotaluno are standing for election at the Annual Meeting.
The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Under Delaware law, our directors may only be removed for cause by the affirmative vote of the holders of a majority of our outstanding voting stock. Our directors may not be removed by our stockholders without cause.
Any increase or decrease in the number of directors must be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
As of March 31, 2022, the Company is in compliance with the Board diversity requirements of Nasdaq Stock Market Rule 5605 and of applicable California law. Set forth below is the Board diversity matrix required by Nasdaq Stock Market Rule 5606:
Board Diversity Matrix (as of March 31, 2022)
Total Number of Directors	8
	Female	Male	Non-Binary	Gender Undisclosed
Part I: Gender Identity
Directors	3	5	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Demographic Background Undisclosed	1
Board Meetings and Director Communications
During 2021, the Board held six meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served in 2021. Directors are also encouraged to attend our annual stockholder meetings absent an unavoidable and irreconcilable conflict. Each member of our Board who served at the time of the 2021 annual meeting of stockholders attended that meeting, other than Mr. McKoy.
Stockholders and other interested parties may communicate with the non-management members of the Board by mail to our principal executive offices addressed to the intended recipient and care of our Corporate Secretary. Our Corporate Secretary will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and route such communications as appropriate to the Board or an individual director.
Policy Regarding Nominations
Our Board is responsible for identifying and nominating candidates for election to the Board. The Board considers recommendations from directors, stockholders and others, as it deems appropriate. In evaluating director candidates, our Board considers factors such as character, integrity, judgment, diversity, including diversity in terms of gender, race, ethnicity and experience, independence, area of expertise, corporate experience, length of service, potential

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conflicts of interest and other commitments. Our Board evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors. Our Board considers these factors in light of the specific needs of the Board at that time and also considers advice and recommendations from our President and Chief Executive Officer.
We have paid fees to a third party search firm to assist the Board in identifying and evaluating potential candidates for nomination. Search firms retained to assist our Board in seeking candidates for the Board are instructed to seek to include diverse candidates in terms of race and gender.
Director Independence
Our Board reviewed the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board determined that none of Mmes. Carbone, Iosotaluno or Lantz or Messrs. Buce, Claus, Mendel or Nichols has a relationship that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and Nasdaq’s listing standards. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. The Board also determined that each of Messrs. Claus, Mendel and Nichols is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act.
Board Committees and Management’s Disclosure Committee
Our Board has an audit committee, a compensation and workforce committee, an executive committee and a nominating and corporate governance committee. The Company also has a standing disclosure committee. The composition and responsibilities of each of the committees of our Board and management’s disclosure committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees operates under a written charter adopted by our Board that is available on the Investor Relations section of our website at http://ir.truecar.com/corporate-governance.
Audit Committee
Our audit committee is currently comprised of Mmes. Carbone, Iosotaluno and Lantz and Mr. Buce. Ms. Iosotaluno joined the audit committee when she joined the Board in October 2021 and Mr. Claus left the audit committee at that time. Mr. Buce served as the chairperson of the audit committee until November 2021, at which time Ms. Carbone assumed that role. Each member of our audit committee meets the requirements for independence of audit committee members under current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the current Nasdaq listing standards. In addition, our Board has determined that both Mr. Buce and Ms. Carbone qualify as audit committee financial experts within the meaning of Item 407(d) of Regulation S-K under the Exchange Act. During 2021, the audit committee held five meetings. The responsibilities of our audit committee include, among other things:
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selecting and hiring the independent registered public accounting firm to audit our financial statements;

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helping to ensure the independence and performance of the independent registered public accounting firm;

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approving audit and non-audit services and fees;

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reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

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reviewing and discussing with management and the independent registered public accounting firm our policies with respect to earnings press releases and financial information and earnings guidance provided to the public;

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preparing the audit committee report for inclusion in our annual proxy statement;

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reviewing reports and communications from the independent registered public accounting firm;

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reviewing our compliance with applicable laws and regulations, the adequacy and effectiveness of our legal, regulatory and ethical compliance policies and any material legal or regulatory matters relating to our financial statements, accounting policies or compliance procedures;

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reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;

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reviewing the risks we face, our major financial risk exposures and the steps we have taken to monitor and control those exposures, including our guidelines and policies with respect to risk assessment and management;

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reviewing related-party transactions;

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administering our whistleblower policy setting forth procedures for the receipt, retention and treatment of accounting-related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters; and

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reviewing and assessing annually the audit committee charter and the committee’s performance.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq’s listing standards.
Compensation and Workforce Committee
We refer to our compensation and workforce committee as the compensation committee. Our compensation committee is comprised of Messrs. Nichols, Claus and Mendel. Mr. Nichols serves as the chairperson of the compensation committee. The composition of our compensation committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined by Rule 16b-3 under the Exchange Act. The purpose of our compensation committee is to oversee our compensation policies, plans and benefit programs, significant matters related to our workforce and to discharge the responsibilities of our Board relating to the compensation of our executive officers. During 2021, the compensation committee held four meetings. The responsibilities of our compensation committee include, among other things:
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overseeing our overall compensation philosophy and compensation policies, plans and benefit programs;

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reviewing and approving our executive officers’ annual base salary, annual and quarterly incentive bonus (including the specific goals and amounts), equity compensation, employment agreements, severance agreements, change in control arrangements and other benefits, compensation or related arrangements;

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reviewing, discussing with management and recommending to the Board our compensation-related disclosures required by the rules and regulations of the SEC, preparing the compensation committee report and overseeing our submissions to stockholders on executive compensation matters;

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reviewing, approving and administering our compensation plans and programs, including our equity compensation plans, our director compensation program, our stock ownership guidelines and clawback policy and our 401(k) plan;

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overseeing our programs and strategies related to talent development and retention, succession planning and our geographical footprint; and

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reviewing and assessing annually the compensation committee charter and the committee’s performance.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq’s listing standards.
Executive Committee
Our executive committee is comprised of the chairperson of the Board and the chairpersons of each of the committees of the Board. Mr. Claus serves as the chairperson of the executive committee. The executive committee did not hold any meetings during 2021. The purpose of the executive committee is to assist with coordinating the Board’s activities and to be in a position to act expeditiously with the full authority of the Board in the intervals between meetings of the Board, but the executive committee may not:

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adopt, amend or repeal, or recommend that our stockholders adopt, amend or repeal, any portion of our Charter or Bylaws;

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approve or adopt, or recommend to our stockholders, any action expressly required by law to be submitted to the stockholders for approval;

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authorize our execution or delivery of definitive documentation, or make a recommendation to our stockholders on behalf of the Board, with respect to certain material M&A transactions; or

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take any action that applicable law, the Charter, the Bylaws or a resolution of the Board reserves to the Board alone.

The executive committee operates under a written charter.
Nominating and Corporate Governance Committee
We refer to our nominating and corporate governance committee as our nominating committee. The committee is comprised of Messrs. Mendel and Nichols and Ms. Lantz. Mr. McKoy served on the nominating committee until his departure in January 2022. Mr. Mendel serves as the chairperson of the nominating committee. The composition of our nominating committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. During 2021, the nominating committee held two meetings. The responsibilities of our nominating committee include, among other things:
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determining the qualifications, qualities, skills and other expertise required to be a director and recommending appropriate criteria to the Board for its approval;

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identifying, evaluating and making recommendations to our Board regarding nominees for election to our Board and its committees and reviewing and considering any nominations of director candidates validly made by stockholders;

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evaluating and making recommendations to our Board regarding the composition, structure, organization and governance of our Board and its committees;

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developing, adopting, periodically reviewing and overseeing our corporate governance policies, procedures and guidelines, and reviewing, considering and recommending to the Board potential changes to our Charter or Bylaws;

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reviewing any proposals properly submitted by stockholders for action at our annual meeting of stockholders and making recommendations to the Board regarding action to be taken in response to each such proposal;

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reviewing and monitoring compliance with our Code of Business Conduct and Ethics and investigating alleged breaches or violations thereof;

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evaluating the performance and independence of individual directors and nominees; and

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reviewing and assessing annually the nominating committee charter and the committee’s performance.

Our nominating committee believes that candidates for director should have certain minimum qualifications, including the highest professional and personal ethics and values, consistent with our Code of Business Conduct and Ethics, which is posted in the corporate governance section of our investor relations website at www.ir.truecar.com. Candidates should have broad experience and demonstrated excellence in their fields. In addition, candidates for director should have:
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relevant expertise upon which to draw in offering advice and guidance to management and be committed to enhancing stockholder value;

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sufficient time to devote to the affairs of the Company and to carry out their duties; and

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the ability to exercise sound business judgment and provide insight and practical wisdom based on experience.

Each director must represent the interests of all stockholders. Their service on the boards of directors of other public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. The nominating committee retains the right to modify these qualifications from time to time.

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The nominating committee reviews candidates for director in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the nominating committee considers the appropriate skills, experience and characteristics for members of the Board, including the appropriate role of diversity and such other factors as it deems appropriate given our current needs and those of our Board, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the nominating committee reviews a director’s overall service during his or her term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair his or her independence. The nominating committee also determines whether the Board can determine that the nominee is independent under Nasdaq’s listing standards.
The nominating committee uses a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of our Board and whether any vacancies on our Board are expected due to retirement or otherwise. Candidates may come to the attention of the nominating committee through current members of our Board, professional search firms, stockholders or other persons. The nominating committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. The nominating committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our Board by majority vote. The nominating committee evaluates these candidates at its meetings, which may take place at any point during the year.
The nominating committee will consider candidates for our Board who meet the minimum qualifications as described above if properly recommended by stockholders holding at least one percent of the fully-diluted capitalization of the Company continuously for at least 12 months before the proposal. Proper recommendations will include the nominee’s name, contact information, biography and qualifications as well as a consent signed by the nominee and a statement from the recommending stockholder in support of the nominee and should be directed to our Corporate Secretary at our principal executive offices.
Our nominating committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq’s listing standards.
Disclosure Committee
Our disclosure committee is comprised of Mr. Darrow, our President and Chief Executive Officer; Mr. Reigersman, our Chief Financial Officer and Chief Operating Officer; Mr. Swart, our General Counsel and Secretary, and other members of our management team. Messrs. Reigersman and Swart co-chair our disclosure committee. During 2021, the disclosure committee held four meetings, one before the filing of each quarterly and annual report filed in 2021. The responsibilities of our disclosure committee include, among other things:
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assisting our Chief Executive Officer and Chief Financial Officer in fulfilling their responsibility to oversee the accuracy, completeness and timeliness of public disclosure made by the Company;

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designing, adopting, implementing and monitoring appropriate procedures and policies to ensure accurate and timely collection of information for inclusion in our SEC filings; press releases containing financial information, earnings guidance, information about material acquisitions or dispositions or other material information; broadly disseminated correspondence; presentations of financial information or earnings guidance and other presentations to stockholders or the investment community; and disclosures relating to our results of operations and financial position or our securities posted to our website or through social media channels, which we collectively refer to as our Disclosure Statements;

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establishing and reviewing timelines relating to the preparation and filing of our Disclosure Statements;

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establishing policies and procedures to ensure relevant personnel timely report information potentially requiring disclosure;

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participating in discussions and making recommendations to our Chief Executive Officer and Chief Financial Officer regarding decisions relating to the materiality of information and the determination of disclosure obligations with respect to Disclosure Statements;

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establishing responsibility and lines of communication throughout our operations and business units for collecting relevant information on a timely basis, including making periodic inquiries with relevant personnel possessing information potentially requiring disclosure;

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reviewing drafts of our Disclosure Statements, and discussing disclosure matters and our filings to ensure completeness and accuracy of content;

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coordinating, as necessary, the review of our Disclosure Statements with our Chief Executive Officer, Chief Financial Officer, independent accountants, internal auditors, outside legal counsel and the audit committee; and

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periodically reporting to the Chief Financial Officer and to the chairperson of the audit committee on disclosure issues and the committee’s findings regarding the effectiveness of its procedures and policies, including any weaknesses identified therein or in our disclosure controls and procedures generally.

Our disclosure committee operates under a written charter adopted by our Chief Executive Officer and Chief Financial Officer.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee has ever been an executive officer or employee of ours. Messrs. Nichols, Claus and Mendel served on our compensation committee throughout 2021. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or compensation committee.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our President and Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The Code of Business Conduct and Ethics is available on our website at http://ir.truecar.com/corporate-governance. We intend to disclose on our website any amendments to the code, or any waivers of its requirements.
Board Leadership Structure
Our Board currently believes that we are best served by separating the roles of a Chairperson of the Board and Chief Executive Officer. Mr. Darrow, our President and Chief Executive Officer, is the director with the most in-depth understanding of and experience in our industry. Consequently, Mr. Darrow is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Christopher Claus serves as the Chairperson of the Board. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from both within and outside the automotive industry, while our President and Chief Executive Officer brings company-specific perspective and industry expertise. Our Board believes that separating the roles of Chairperson of the Board and Chief Executive Officer is the best leadership structure for us at the current time because it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our Board, which are essential to effective governance.
Board’s Role in Risk Oversight
Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks we face, including strategic risks, operational risks, financial risks, credit risks, liquidity risks and legal and compliance risks.
The Board is responsible for overseeing our identification and management of, as well as planning for, those risks. The Board has delegated to certain committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our Board committees’ areas of responsibilities above) to identify, assess and mitigate risks facing the Company. The Board and its committees exercise their risk oversight function by receiving and evaluating reports from management and by making inquiries of management, as appropriate. In addition, the

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Board and its committees receive reports from our auditors and other consultants, and meet in executive sessions with these outside consultants. Each of our committees provides reports to the full Board, which enhances the Board’s oversight of risk.
Information on Compensation Risk Assessment
Management periodically reviews our incentive compensation programs at all levels within the organization. Employee cash bonuses are based on company-wide and individual performance, and management (with respect to our non-executive employees) and our compensation committee (with respect to our executive officers) have discretion to adjust bonus payouts. Equity awards for new hires are based on the employee’s position, prior experience, qualifications and the market for particular types of talent; and any additional grants are based on employee performance and retention objectives. Equity awards generally have long-term vesting requirements to ensure that recipients’ focus is on our long-term success. The compensation committee reviewed our incentive compensation structure during 2021. Based on this review, the compensation committee does not believe that our compensation policies and practices, taken as a whole, create risks that are reasonably likely to have a material adverse impact on us.
Diversity, Equity & Inclusion
TrueCar is committed to cultivating diversity, equity and inclusion (“DEI”) for our employees, consumers and partners. We believe that DEI has a positive impact on how we operate as a business and on the broader community. We believe diversity also helps us to build a deeper understanding of our consumers, dealers and other partners and drives innovation in our products. Our values guide us in this pursuit — in particular, to be empathetic, optimistic, and empowering. We aspire to integrate DEI into our corporate strategy, so it becomes a lens through which we make decisions.
To bring this about, we have continued to invest in our Diversity, Equity and Inclusion Advisory Council and formed a senior leadership team to identify and address how DEI intersects with our business in an authentic and meaningful way. This team is composed of our Chief Executive Officer, Chief Consumer Officer, Head of Product, VP Solutions Operations, People Senior Director and Senior DEI Program Manager.
Employee Demographic Data
TrueCar’s employee population is approximately 62.4% male and 37.6% female. Additionally they identify with the following race and ethnicities: 60.7% White, 17.3% Asian, 11.2% Hispanic/Latino, 4.2% two or more races, 3.5% did not disclose, 2.6% Black/African American and 0.5% Native Hawaiian/Other Pacific Islander. In 2021, we increased the number of self-reported races and ethnicities of our employees to ensure we have better insight into our team.
In addition to collecting demographic data based on the U.S. Equal Employment Opportunity Commission regulations, we have begun exploring how we can recognize identity in terms that align with how our employees see themselves. This could include expanding our internal demographic terminology to include non-binary gender identities and capture additional considerations, like veteran or caregiver status. We believe this will allow TrueCar to tell a more complete story about our diversity. We may reflect this commitment in our underlying human resources systems and future reporting.
Progress Made
During 2021, our main goals were to (i) establish a strong foundation for future DEI efforts and (ii) provide opportunities for our employees to connect, build community, and celebrate our diversity. After a thorough assessment of DEI at TrueCar with an external consulting firm, we defined several key areas through which we will elevate DEI across our company:
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Executive Leadership:   To help our leadership team lead the way forward, we’ve launched programs to help build greater fluency in DEI topics and strengthen our executive team’s skills in discussing DEI with each other, with their teams and more broadly.

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People Programs:   These critical programs span attracting new talent and the employee lifecycle at TrueCar. In 2021, we added a Senior DEI Program Manager to lead and manage our internal DEI programs. In addition to this, we invested in learning and development opportunities for our People team to build their fluency and capability as a function. We also evaluated our benefits plans and began a refresh of our employee handbook to ensure equity among guidelines and inclusive and safe standards that will be launched during 2022.

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Connection, Community and Celebration:   During 2021, we brought our team members to celebrate our diversity by delivering internal & external experiences for: Black History Month, Women’s History Month, Asian American & Pacific Islander Month, Jewish American Heritage Month, Pride Month, and Hispanic/Latinx Heritage Month. Individuals from across TrueCar came together to make each of these months unique with a balance of festivity, deeper insight, reflection and growth.

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Communications:   Having consistent and clear messaging on our DEI efforts will be critical as we further integrate DEI into our corporate ecosystem. We plan to invest more in this area in 2022.

2022 and Beyond
In 2022, our DEI goals are unchanged and we plan to build on the progress from 2021 along key areas.
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Executive Leadership:   We anticipate a continued focus on learning and reflection as members of our executive team evaluate our business model and operations and discuss how DEI intersects with them.

•
People Programs:   Our People team plans to work to diversify talent, introduce DEI training, strengthen reporting capabilities and expand the functionality of our tools and systems.

•
Connection, Community and Celebration:   We plan to launch at least two employee resource groups that will help provide support for employees who have historically faced hurdles in the workplace. We also plan to launch an allyship program to demonstrate how all employees can be involved and included. We intend to continue to celebrate History and Heritage Months and identify additional ways to recognize and learn about the diversity of our team.

•
Communications:   We expect to start providing regular internal updates regarding our DEI work to employees. Over time, we plan to look for meaningful ways to share our progress externally with prospective employees, consumers, partners and shareholders.

2021 Non-Employee Director Compensation
The following table presents compensation information for our non-employee directors during the year ended December 31, 2021. Directors who are also our employees receive no additional compensation for service as a director. Compensation paid to Mr. Darrow is discussed in “Executive Compensation.”
Name	Fees Earned ($)	Stock Awards ($)(1)	Total ($)
Robert E. Buce	73,389	149,997	223,386
Barbara A. Carbone	66,556	149,997	216,553
Christopher W. Claus	95,753	149,997	245,750
Faye M. Iosotaluno(2)	11,425	300,000	311,425
Erin N. Lantz	70,000	149,997	219,997
Philip G.J. McKoy(3)	60,000	149,997	209,997
John W. Mendel	72,500	149,997	222,497
Wesley A. Nichols	75,000	149,997	224,997

(1)
The amount represents the aggregate grant-date fair value of the restricted stock units, or RSUs, as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant-date fair value of the RSUs are set forth in

2022 ANNUAL
PROXY STATEMENT
Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.
(2)
Ms. Iosotaluno joined the Board on October 28, 2021.

(3)
Mr. McKoy resigned from the Board effective January 1, 2022. As a result, Mr. McKoy’s 2021 annual RSU grant was forfeited.

The following table presents the aggregate number of stock awards and the aggregate number of option awards outstanding for each non-employee director as of December 31, 2021:
Name	Outstanding Stock Awards at December 31, 2021(1)	Outstanding Options at December 31, 2021(2)
Robert E. Buce	31,446	102,532
Barbara A. Carbone	72,137	—
Christopher W. Claus	31,446	97,976
Faye M. Iosotaluno(3)	71,090	—
Erin N. Lantz	31,446	62,885
Philip G.J. McKoy(4)	31,446	28,753
John W. Mendel	31,446	37,601
Wesley A. Nichols	31,446	62,885

(1)
Represents unvested RSUs held by a director that were received pursuant to any grant made in connection with his or her service as a director.

(2)
Represents exercisable and unexercisable options held by a director that were received pursuant to any grant made in connection with his or her service as a director.

(3)
Ms. Iosotaluno joined the Board on October 28, 2021.

(4)
Mr. McKoy resigned from the Board effective January 1, 2022.

Outside Director Compensation Policy
Our Board has adopted a policy for the compensation of non-employee directors, or Outside Directors, which we refer to as our Outside Director Compensation Policy. Under the Outside Director Compensation Policy, our Outside Directors receive compensation in the form of equity under the terms of our 2014 Equity Incentive Plan, which we refer to as the 2014 Plan, as described below, and Outside Directors who are not affiliated with a venture capital investor in the Company, or Non-Affiliated Directors, also receive cash compensation for their service.
Our compensation committee regularly reviews and evaluates the Outside Director Compensation Policy in consultation with Semler Brossy Consulting Group, LLC, or Semler Brossy, an independent compensation consulting firm it has retained as described elsewhere in this proxy statement. Semler Brossy provides the compensation committee with competitive data and analysis regarding non-employee director compensation that the compensation committee considers in reviewing our Outside Director Compensation Policy. The compensation committee endeavors to update the Outside Director Compensation Policy such that it provides reasonable compensation to our Outside Directors that is appropriately aligned with our peers and is commensurate with the services and contributions of our Outside Directors.
Initial Award.   Under the Outside Director Compensation Policy, each person who first becomes an Outside Director is granted an award of RSUs with a grant date fair value of  $300,000, which we refer to as an Initial Award. Each Initial Award is automatically granted on the date the recipient first becomes an Outside Director. If a director’s status changes from an employee director to an Outside Director, he or she will not receive an Initial Award.

2022 ANNUAL
PROXY STATEMENT
Except as set forth below, an Initial Award vests in three approximately equal annual installments over three years from the 15th day of the month during which the individual commenced service as an Outside Director, subject to continued service as a director through the applicable vesting dates.
Any RSUs under an Initial Award that are scheduled to vest on or after the date of the third annual meeting following the annual meeting at which the Initial Award is granted, in the case of an Initial Award granted at an annual meeting, or the date of the fourth annual meeting following the grant of the Initial Award, in the case of other Initial Awards, will instead vest on the day before that date.
Ms. Iosotaluno became an Outside Director on October 28, 2021, and she was automatically granted an Initial Award under the Outside Director Compensation Policy.
Annual Award.   On the date of each annual meeting, each Outside Director who has served on our Board for at least the preceding six months will be automatically granted an award of RSUs with a grant date fair value of $150,000, which we refer to as an Annual Award. Except as set forth below, the RSUs under an Annual Award will vest on the last day of the month that includes the 12-month anniversary of the date of grant of the Annual Award, subject to continued service as a director through the vesting date.
Any RSUs under an Annual Award that are scheduled to vest on or after the date of the following year’s annual meeting will instead vest on the day before the following year’s annual meeting.
Under the terms of the 2014 Plan, if the service of an Outside Director is terminated on or after a change in control, other than by a voluntary resignation, his or her RSUs will vest fully. Awards granted under our Outside Director Compensation Policy are granted under, and subject to the other terms and conditions of, our 2014 Plan. Our 2014 Plan provides that no Outside Director may be granted, in any fiscal year, stock-settled equity awards with a grant date fair value (determined in accordance with GAAP) of more than $750,000, with this limit increased to $1,500,000 in connection with grants awarded upon his or her initial appointment or election, or cash-settled awards with a grant date fair value of more than $750,000, increased to $1,500,000 in connection with grants awarded upon his or her initial appointment or election.
Cash Compensation.   Each Non-Affiliated Director receives an annual retainer of  $55,000 in cash for serving on our Board, or the Annual Fee. In addition to the Annual Fee, a Non-Affiliated Director who serves as chairperson of the Board or lead independent director, as applicable, will be entitled to an additional annual retainer of  $25,000 in cash.
Non-Affiliated Directors serving as chairperson and members of the committees of our Board are entitled to the annual cash retainers set forth below.
Board Committee	Chairperson Fee ($)	Member Fee ($)
Audit Committee	20,000	10,000
Compensation and Workforce Committee	15,000	7,500
Executive Committee	—	—
Nominating and Corporate Governance Committee	10,000	5,000
All cash retainers under the Outside Director Compensation Policy will be paid in quarterly installments to each Non-Affiliated Director that served in the relevant capacity at any point during the immediately preceding fiscal quarter no later than 30 days following the end of such preceding fiscal quarter.

2022 ANNUAL
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2022 by:
•
each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•
each of our named executive officers;

•
each of our directors; and

•
all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options or RSUs held by that person that are currently exercisable or exercisable within 60 days of February 28, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. We have based percentage ownership of our common stock on 96,563,910 shares of our common stock outstanding as of February 28, 2022. Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o TrueCar, Inc., 1401 Ocean Ave, Suite 300, Santa Monica, California 90401.

2022 ANNUAL
PROXY STATEMENT
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
5% Stockholders:
Caledonia (Private) Investments Pty Limited(1)	18,626,859	19.3%
PAR Capital(2)	8,507,156	8.8%
United Services Automobile Association(3)	8,533,350	8.8%
BlackRock, Inc.(4)	8,083,254	8.4%
Goldman Sachs(5)	6,078,768	6.3%
Pacific Sequoia Holdings LLC(6)	5,721,734	5.9%
Vanguard Group(7)	5,001,329	5.2%
Named Executive Officers and Directors:
Michael D. Darrow(8)	1,304,541	1.3%
Jantoon E. Reigersman(9)	124,566	*
Jeffrey J. Swart(10)	997,530	1.0%
Kristin M. Slanina(11)	—	*
Simon E. Smith(12)	—	*
Charles C. Thomas(13)	—	*
Robert E. Buce(14)	468,412	*
Barbara A. Carbone(15)	20,346	*
Christopher W. Claus(16)	285,481	*
Faye M. Iosotaluno	—	*
Erin N. Lantz(17)	172,571	*
John W. Mendel(18)	135,807	*
Wesley A. Nichols(19)	172,571	*
All current executive officers and directors as a group (10 persons)(20)	3,681,825	3.7%

*
Represents beneficial ownership of less than 1%.

(1)
Based on the most recently available Schedule 13G/A filed with the SEC on February 14, 2019, Caledonia (Private) Investments Pty Limited (“Caledonia”) held sole voting and dispositive power with respect to all 18,626,859 reported shares. The address for Caledonia is Level 10, 131 Macquarie Street, Sydney, NSW, 2000, Australia.

(2)
Based on the most recently available Schedule 13G/A filed with the SEC on February 14, 2022, PAR Investment Partners, L.P. (“PAR”) beneficially owned and held sole voting and dispositive power with respect to all 8,507,156 reported shares. PAR Group II, L.P. (“PAR LP”), the general partner of PAR, and PAR Capital Management, Inc., the general partner of PAR LP, had sole voting and dispositive power with respect to the shares beneficially owned by PAR. The address for these entities is c/o PAR Capital Management, Inc., 200 Clarendon Street, Floor 48, Boston, Massachusetts 02116.

(3)
Based on the most recently available Schedule 13G/A filed with the SEC on February 13, 2018, supplemented by Company records, the United Services Automobile Association (“USAA”) beneficially owned 8,533,350 shares held of record by USAA. The address for USAA is 9800 Fredericksburg Road, San Antonio, Texas 78288.

(4)
Based on the most recently available Schedule 13G/A filed with the SEC on February 3, 2022, BlackRock, Inc. (“BlackRock”) held sole voting power of 7,763,010 shares and sole dispositive power of 8,083,254 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

2022 ANNUAL
PROXY STATEMENT
(5)
Based on the Schedule 13G filed with the SEC on January 24, 2022, The Goldman Sachs Group, Inc. (“GS Group”) and Goldman Sachs & Co. LLC (“GS & Co.” and together with GS Group, “Goldman Sachs”) each held shared voting power of 6,077,863 shares and shared dispositive power of 6,078,768 shares. GS Group is the parent holding company of GS & Co. The address for Goldman Sachs is 200 West Street, New York, New York 10282.

(6)
Based on the most recently available Schedule 13G/A filed with the SEC on January 31, 2019, supplemented by Company records, Pacific Sequoia Holdings LLC (“PSH”) held sole voting and dispositive power with respect to all 5,721,734 reported shares. Jeffrey S. Skoll, the indirect sole member of PSH, had sole authority to direct the voting and disposition of the shares held by PSH. The address for PSH is 250 University Avenue, Palo Alto, California 94301.

(7)
Based on the most recently available Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group, Inc. (“Vanguard”) held shared voting power of 91,979 shares, sole dispositive power of 4,835,765 shares and shared dispositive power of 165,564 shares. The address for Vanguard is The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(8)
Consists of  (i) 499,010 shares held of record by Mr. Darrow, (ii) 749,433 shares subject to outstanding options exercisable within 60 days of February 28, 2022, (iii) 51,015 shares issuable upon the vesting of RSUs within 60 days of February 28, 2022, and (iv) 5,083 shares issuable upon vesting of the 2019 PSUs on March 14, 2022.

(9)
Consists of  (i) 38,489 shares held of record by Mr. Reigersman, (ii) 70,894 shares subject to outstanding options exercisable within 60 days of February 28, 2022 and (iii) 15,183 shares issuable upon the vesting of RSUs within 60 days of February 28, 2022.

(10)
Consists of  (i) 124,300 shares held of record by Mr. Swart, (ii) 860,787 shares subject to outstanding options exercisable within 60 days of February 28, 2022, (iii) 8,410 shares issuable upon the vesting of RSUs within 60 days of February 28, 2022, and (iv) 4,033 shares issuable upon vesting of the 2019 PSUs on March 14, 2022.

(11)
Ms. Slanina’s employment with the Company terminated on March 16, 2021.

(12)
Mr. Smith’s employment with the Company terminated on April 1, 2021.

(13)
Mr. Thomas’s employment with the Company terminated on July 16, 2021.

(14)
Consists of  (i) 123,109 shares held of record by Mr. Buce, (ii) 242,771 shares held of record by the Robert E. Buce and Barbara T. Buce Living Trust for which Mr. Buce serves as trustee and (iii) 102,532 shares subject to outstanding options exercisable within 60 days of February 28, 2022.

(15)
Consists of 20,346 shares held of record by Ms. Carbone.

(16)
Consists of  (i) 107,505 shares held of record by Mr. Claus, (ii) 80,000 shares held of record by The Christopher W. Claus and Julene K. Otto Revocable Management Trust dated June 6, 2012 for which Mr. Claus serves as trustee and (iii) 97,976 shares subject to outstanding options exercisable within 60 days of February 28, 2022.

(17)
Consists of  (i) 109,686 shares held of record by Ms. Lantz and (ii) 62,885 shares subject to outstanding options exercisable within 60 days of February 28, 2022.

(18)
Consists of  (i) 98,206 shares held of record by Mr. Mendel and (ii) 37,601 shares subject to outstanding options exercisable within 60 days of February 28, 2022.

(19)
Consists of  (i) 109,686 shares held of record by Mr. Nichols and (ii) 62,885 shares subject to outstanding options exercisable within 60 days of February 28, 2022.

2022 ANNUAL
PROXY STATEMENT
(20)
Consists of  (i) 1,230,337 shares held of record by our current executive officers and directors, (ii) 322,771 shares held of record by trusts of which certain of our current directors serve as trustees, (iii) 2,044,993 shares subject to outstanding options exercisable within 60 days of February 28, 2022, (iv) 74,608 shares issuable upon the vesting of RSUs within 60 days of February 28, 2022 and (v) 9,116 shares issued on March 14, 2022 upon vesting of PSUs granted to current executive officers in 2019.

2022 ANNUAL
PROXY STATEMENT
COMPENSATION DISCUSSION AND ANALYSIS
Our named executive officers, or NEOs, for 2021 consist of our Chief Executive Officer, or CEO, the two persons who served as our principal financial officer during 2021, our next most highly compensated executive officer (who was our only other executive officer serving as of December 31, 2021) and two former executive officers who would have been among our three most highly compensated executive officers other than individuals who served as our principal executive officer or principal financial officer but for the fact that their employment had terminated before December 31, 2021.
The NEOs among our currently serving executives are:
•
Michael D. Darrow, our President and CEO and a member of the Board;

•
Jantoon E. Reigersman, our Chief Financial Officer, or CFO, and Chief Operating Officer, or COO; and

•
Jeffrey J. Swart, our Executive Vice President, or EVP, General Counsel and Secretary.

The NEOs among our former executives are:
•
Kristin M. Slanina, our former EVP and Chief Operating Officer, or COO;(1)

•
Simon E. Smith, our former EVP of Dealer Solutions;(2) and

•
Charles C. Thomas, our former VP, Controller, principal accounting officer and principal financial officer.(3)

(1)
Ms. Slanina’s employment terminated on March 16, 2021.

(2)
Mr. Smith’s employment terminated on April 1, 2021.

(3)
Mr. Thomas ceased to be an NEO upon Mr. Reigersman’s arrival on January 27, 2021. Mr. Thomas remained employed by us and retained the Vice President, Controller and principal accounting officer roles through July 16, 2021. During his time as an NEO, Mr. Thomas retained the position of Vice President and therefore, as described further in this proxy statement, we did not consider him to be an executive for certain purposes related to our compensation programs.

Executive Summary
Business Overview
We are a leading automotive digital marketplace that enables car buyers to connect to our network of Certified Dealers. Our company-branded platform is available on our TrueCar website and mobile applications, and we customize and operate our platform on a co-branded basis for our many affinity group marketing partners. We enable users to obtain market-based pricing data on new and used cars, and to connect with our network of TrueCar Certified Dealers. We recently debuted in select markets our TrueCar+ offering, which incorporates elements of an “end-to-end” car-buying experience for consumers, which we envision allowing them to complete all of the steps of purchasing a vehicle from participating Certified Dealers, from researching vehicles, to trading in their current

Compensation Discussion and Analysis
2022 ANNUAL
PROXY STATEMENT
vehicles, to obtaining insurance and financing products, to accepting delivery and signing the necessary legal documents, all without leaving their homes. We expect to continue rolling out this offering in the future.
Overview of 2021 Corporate Performance
In 2021, we faced an environment of considerable uncertainty across the automotive market due to inventory and global supply chain issues, particularly for new vehicles as a result of the continuing automobile semiconductor chip shortage. We experienced a decrease in annual revenue in 2021 relative to 2020 and experienced a net loss of $(38.4) million. We also recorded an impairment of our equity investment in Accu-Trade, LLC in connection with its acquisition by Cars.com Inc. Despite these challenges, in 2021 we introduced new products to strengthen our core offering for used cars and, in the second half of 2021, we debuted a pilot program of our TrueCar+ offering in select markets.
Below is a summary of our key results in 2021. We divested our ALG subsidiary in 2020. In line with accounting guidance and our public reporting, all of our financial results discussed in this proxy statement relate to continuing operations only and therefore exclude ALG’s results.
•
Units(1) of 607,667, down from 766,413 in 2020.

•
Total revenue of  $231.7 million, down 16.9% from $278.7 million in 2020, and net loss of  $(38.4) million compared to a net loss of  $(19.8) million in 2020.

•
Adjusted EBITDA(2) of  $4.9 million, representing an Adjusted EBITDA margin(3) of 2.1%, compared to Adjusted EBITDA of  $42.1 million, representing an Adjusted EBITDA margin of 15.1%, in 2020.

(1)
We define units as the number of automobiles purchased by our users from TrueCar Certified Dealers through TrueCar.com, our TrueCar branded mobile applications or the car-buying sites we maintain for our affinity group marketing partners. A unit is counted after we have matched the sale to a TrueCar user with one of the TrueCar Certified Dealers. We view units as a key indicator of the growth of our business, the effectiveness of our product and the size and geographic coverage of our network of TrueCar Certified Dealers.

(2)
Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Refer to Annex A for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure.

(3)
Adjusted EBITDA margin is a non-GAAP financial measure calculated as Adjusted EBITDA divided by total revenue.

Overview of 2021 Executive Compensation
As a result of the operating challenges we have experienced, the compensation committee has taken certain actions with respect to our compensation programs that are intended to help motivate and retain key personnel to react to ongoing and new challenges and encourage long-term value creation for investors.
The company made limited target total pay increases for NEOs in 2021 and primarily focused on equity opportunities to enhance the go-forward alignment with shareholders.
✓
There was no increase to target cash compensation levels (base salary or target bonus) in 2021; further, the target cash opportunities have remained flat over the past several years except for individuals who were promoted. Our CEO’s total reported compensation in 2021 was slightly lower than in 2020.

✓
Equity opportunities, excluding any new hire grants, increased slightly for 2021 (on average of 6% for Messrs. Darrow, Swart and Thomas).

The company’s annual and long-term incentive programs for performance periods ending in 2021, paid out below target, demonstrating a strong alignment with the company’s pay-for-performance philosophy. We did not adjust performance goals or make discretionary payments.
✓
The annual incentive bonus was not earned due to the company’s revenue and adjusted EBITDA falling below requisite thresholds.

Compensation Discussion and Analysis
2022 ANNUAL
PROXY STATEMENT
✓
The Performance Units granted to our executives in 2019 with a performance period ending on March 14, 2022 vested below target at 34%, based on our relative total stockholder return (TSR) performance relative to the Russell 2000 index.

The company continues to make pay-for-performance enhancements that reflect feedback from stockholders and incorporate broader market trends around environmental, social and governance (ESG) and human capital management (HCM) topics. Specifically, the compensation committee took the following key actions:
✓
Increased the portion of annual equity delivered as PSUs to 40% in 2021 and to 60% for NEOs other than our CEO and to 70% for our CEO in 2022 (from 20% in 2020 for all of our NEOs other than our CEO).

✓
Introduced an absolute TSR cap on the PSUs granted in 2021 with a performance period ending on March 15, 2024 such that NEOs will be capped at a 100% payout if our TSR is negative during that performance period.

✓
Added an ESG component to the strategic scorecard in our annual incentive program.

✓
Modified the peer group to better represent the current scale of our business by actively excluding larger companies and making changes to right-size the group.

We are committed to responsible executive compensation and governance practices. The following table summarizes what we do and what we don’t do in our executive compensation practices to highlight both the responsible practices we have implemented and the practices we have avoided to best serve our stockholders’ long-term interests:
WHAT WE DO
Pay-for-performance (approximately 85% of CEO target pay is tied to performance through equity and cash incentives)
Include multi-year performance-vesting equity awards
Maintain robust stock ownership guidelines and a clawback policy for performance-based compensation
Retain an independent compensation consultant who reports directly to the compensation committee
Solicit advisory votes on our executive compensation program annually and engage in stockholder outreach
Include ESG measures in the annual incentive program

Compensation Discussion and Analysis
2022 ANNUAL
PROXY STATEMENT
WHAT WE DON’T DO
No automatic “single trigger” cash or vesting acceleration upon a change in control
No option repricings or exchanges without stockholder approval
No hedging or pledging by executive officers or directors
No tax gross ups on severance or change in control benefits
No excessive executive perquisites
Stockholder Engagement and Response to Say-on-Pay Votes
We regularly reach out to our larger stockholders and meet with such stockholders if they express an interest in speaking with us. Since 2018, we have made numerous changes to our compensation program in response to stockholder feedback on the design of our compensation program, including as it relates to the design of our cash incentive and equity award programs, the composition of our peer group, the scope and content of our disclosures and the adoption of new policies.
In 2021, approximately 96% of the total votes cast supported our say-on-pay proposal, a nearly 30% increase over our 2020 say-on-pay vote. We believe this increase in support was, in part, the result of the stockholder outreach and changes we made to our executive compensation program and related disclosures. We value the views of our stockholders and have continued our stockholder outreach. As a result of the stockholder support for our 2021 say-on-pay proposal and continued stockholder outreach, our compensation committee has increasingly focused on utilizing compensation packages that reward the company’s performance. Our compensation committee will monitor and continue to evaluate our executive compensation program going forward in light of our stockholders’ views and our transforming business needs. Our compensation committee expects to continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions for our executive officers.
Compensation Philosophy and Design Strategies
The compensation committee works to design a compensation program for our NEOs to facilitate the attraction and retention of key executive talent in a highly competitive technology job market, align employees’ interests with those of stockholders and motivate the creation of sustainable growth in enterprise value. We recognize that our employees are our greatest asset and drive our operational results and the creation of sustainable growth. As such, we strive to provide NEO total pay packages that:
✓
incentivize and reward performance that creates and supports stockholder value by:

➢
setting a large portion of pay as “at risk” pay that depends on individual and company performance; and

➢
providing long-term equity incentives through a mix of equity instruments, including performance-vesting instruments, both to incentivize the creation of stockholder value and to provide strong retention incentives;

✓
are competitive with companies of comparable size and scope, and balance the need to provide competitive and stable compensation through an appropriate combination of base salary and short- and long-term incentives that drive stockholder value;

✓
take into consideration an individual’s work experience and importance to the organization; and

✓
are internally equitable for NEOs in positions of comparable responsibility to foster a team approach to driving success.

Compensation Discussion and Analysis
2022 ANNUAL
PROXY STATEMENT
In designing our NEO compensation packages, the compensation committee reviews competitive market data, without targeting any specific market percentile, and also takes into consideration our corporate performance, stockholder feedback and the other factors described above, as well as retention concerns with respect to key talent, the motivational impact of pay levels and mix in driving toward company goals and the creation of stockholder value, the input of our CEO (as to NEOs other than himself) and the overall cost of the compensation package.
Establishing Compensation Levels
Role of the Compensation Committee
The compensation committee oversees our executive compensation and other compensation and benefit programs, serves as the administrator of our equity compensation plans and reviews, formulates and determines the design and amount of compensation for our executive officers, including the NEOs. Compensation decisions for our CEO are made by the compensation committee in executive session without our CEO present.
At the beginning of each year, the compensation committee reviews our executive compensation program, including incentive compensation plans and arrangements, assesses the quality, appropriateness and effectiveness of the program for its intended purposes and makes modifications to existing plans and arrangements or adopts new plans or arrangements as it deems necessary. The compensation committee also annually reviews our executive compensation strategy to ensure it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the compensation committee reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the compensation committee, from time to time, makes changes in our executive compensation program and also recommends changes to the remuneration of members of our Board.
During 2021, we underwent a number of changes in our executive team, including the hiring of our CFO and replacement of our Controller, principal accounting officer and principal financial officer and the termination of our COO and our EVP of Dealer Solutions. In each of these cases, the compensation committee reviewed and reassessed elements of our executive compensation program and took actions designed to fit the needs of our business. Mr. Thomas became an NEO upon his appointment as principal financial officer and principal accounting officer on November 16, 2020 ceased to be an NEO on January 27, 2021 upon Mr. Reigersman’s arrival as CFO and ceased to be Vice President, Controller and principal accounting officer on July 16, 2021 when his employment with us terminated. Because of the limited timeframe during which Mr. Thomas served as an executive, the compensation committee made limited decisions with respect to Mr. Thomas’s compensation in 2021.
Role of Management
Our CEO works closely with the compensation committee in determining the compensation of our NEOs and makes recommendations to the compensation committee as described below.
At the beginning of each year, our CEO reviews the performance of our other NEOs for the previous year and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation. These recommendations concern the base salary, performance-based cash incentives and long-term incentive compensation for each of our NEOs, other than himself, based on our results, the individual’s contribution to these results and his or her individual performance. The compensation committee then reviews these recommendations and considers the other factors described in this proxy statement and makes decisions as to the target total direct compensation of each NEO, as well as the mixture of elements that will comprise each NEO’s compensation.
While the compensation committee considers our CEO’s recommendations, it only uses these recommendations as one of several factors in making its decisions on the compensation of our NEOs. In all cases, the final decisions on NEO compensation matters are made by the compensation committee. Moreover, no NEO participates in the determination of the amounts or elements of his or her own compensation.
At the request of the compensation committee, our CEO typically attends a portion of each compensation committee meeting in which executive compensation is discussed, including meetings at which the compensation committee’s compensation consultant is present.

Compensation Discussion and Analysis
2022 ANNUAL
PROXY STATEMENT
Role of the Compensation Consultant
Under its charter, the compensation committee has the authority to retain the services of one or more executive compensation advisers, including compensation consultants, legal counsel, accounting and other advisers, to assist in the creation of our compensation plans and arrangements and related policies and practices, as it determines necessary in its sole discretion. The compensation committee makes all determinations regarding the engagement, fees and services of these external advisers, and any external adviser reports directly to the compensation committee.
The compensation committee continued to engage Semler Brossy in 2021 to assess the competitiveness of executive compensation programs and practices to assist the compensation committee in making 2021 executive compensation decisions. During 2021, Semler Brossy also assisted the compensation committee in the design of the 2021 annual incentive and long-term incentive programs for executive officers. The compensation committee assessed the independence of Semler Brossy, most recently in March 2022, and concluded that it was independent of management and that its work had not raised any conflict of interest.
Use of Competitive Market Data
As part of its deliberations, the compensation committee considers competitive market data and related analyses on executive compensation levels and practices that are provided by Semler Brossy. Our compensation committee reviews and considers this market data, but did not engage in any benchmarking or targeting of any specific levels of pay for 2021 compensation decisions.
In late 2020, Semler Brossy worked with the compensation committee to develop a comparator group of  “peer” companies for a competitive assessment of the pay programs for 2021. The companies included in the peer group were selected based on a set of financial and industry/business parameters to best reflect a group of companies most similar to us.
We used initial quantitative screens primarily as guides to inform our decision-making process in reviewing current or potential peers. The screening process for 2021 used the same parameters as 2020, focusing specifically on companies within defined ranges for revenue and market capitalization, the technology industry and additional qualitative parameters.
Specifically, the criteria the compensation committee used to assess our 2021 peer group are summarized below.
✓
Size and Scale:   Using our 2020 peer group as a starting point, we initially identified a group of companies with (i) a range of annual revenues with a lower quartile of approximately $220 million and an upper quartile of approximately $650 million, roughly 0.8x to 2.4x our annualized revenues of approximately $275 million at the time of the analysis and (ii) a range of market capitalizations with a lower quartile of approximately $770 million and an upper quartile of approximately $2 billion, roughly 1.7x to 4x our market capitalization of  $500 million at the time of the analysis.

✓
Industry and Business:   We identified innovative companies that focus on the automotive industry (excluding direct retailers), are heavily involved in providing technology-enabled marketing services, operate an online or digital marketplace enhancing consumer experiences or maintain significant partnerships with merchants and affiliations.

✓
Other Qualitative Factors:   We identified companies that are located in major metropolitan areas, had recent initial public offerings in the last three to five years or were strong talent competitors.

Following this assessment, the compensation committee made significant updates to our peer group for 2021, including (i) removing three companies from our 2020 peer group whose revenue had grown to be much larger than ours in the time since they were selected for our 2020 peer group (Etsy had approximately $1.1 billion in revenues and $13.3 billion market capitalization, LendingTree had approximately $1.0 billion in revenues and $4.2 billion market capitalization and Yelp had approximately $1.0 billion in revenues at the time of its assessment), (ii) removing another company from our 2020 peer group that had been acquired and therefore was no longer public (Care.com) and (iii) adding three companies to our peer group (Zuora, PROS Holdings and Liquidity Services) that each had under $300 million in revenues, less than $1.5 billion in market capitalization and also met the additional industry and qualitative criteria above at the time of its assessment. The compensation committee made

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these changes in October 2020 to reduce the median revenue of our peer group to $301 million as of the end of the second quarter of 2020, the most recently completed fiscal quarter for which financial data was available at the time of the assessment and the median market capitalization of our peer group to $1.1 billion as of September 15, 2020. These changes moved the median size of the peer group closer to TrueCar compared to the peer group used in the prior year given the changes that had occurred within the 2020 group in the year following the selection of that group; as noted above, our annualized revenues at the time were approximately $275 million and our market capitalization was approximately $500 million. The resulting peer group for 2021 consisted of the following 17 companies:
Cardlytics	PROS Holdings
CarGurus	QuinStreet
Cars.com	Quotient Technology
eHealth	The RealReal
Eventbrite	Redfin
EverQuote	Shutterstock
Leaf Group	TechTarget
Liquidity Services	Zuora
Magnite
The compensation committee also reviewed market data from the Radford Technology survey for companies that met the same size and scale parameters described above for our peer group, were in Radford’s “Software Products/Services” and “Internet/E-Commerce/Online Community” industries, had similar market valuation multiples (e.g., market cap-to-revenue multiples within one-third to three times ours) and excluded companies with materially different business models (e.g., semi-conductors, IT services, communications equipment, telecommunication services). The compensation committee used the survey data to complement the available information regarding the peer companies as described above. Our compensation committee primarily used data from our peer group and used the data from the Radford survey only when there was a lack of sufficient comparative data available from our peer group. The data from our peer group and the data from the Radford Technology survey are collectively referred to in this proxy statement as market data.
In late 2021, the compensation committee again reviewed our peer group for purposes of assisting with pay decisions for 2022, taking into consideration our growth trajectory. After that review, the compensation committee again removed three larger peers by revenue or market value (eHealth, Redfin and Shutterstock), removed one acquired peer (Leaf Group) and added six smaller peers (PFSweb, Synchronoss, Zix Corporation, OneSpan, ChannelAdvisor and DHI Group). The resulting changes positioned us slightly below median on company revenues for the new peer group going forward.
Compensation Elements and 2021 Pay Decisions
Our 2021 NEO compensation program was comprised primarily of a base salary, an annual cash incentive opportunity and long-term incentives. This program emphasized “at-risk” pay (both cash incentives and equity incentives) while providing competitive packages to retain and motivate our key talent.
Base Salary
A base salary is a critical part of our NEO compensation program and establishes financial security for each NEO. We provide base salaries that are market-calibrated, equitable and a relatively small portion of our total compensation opportunities.
Generally, we establish base salaries after taking into account (i) an NEO’s position, qualifications and experience, (ii) market practice and (iii) the base salaries of our other executives. Internal base salary parity is an important consideration for our executives, as it creates a team-first culture. This philosophy promotes a team approach in problem solving and encourages a collective focus on driving stockholder value in ways that will be rewarded through “at risk” pay. Therefore, we strive for internal parity among our executives, but differentiate base salaries for our CEO, CFO and COO from our other executives to recognize the greater responsibilities associated with those roles.

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The compensation committee reviews the base salaries of our NEOs from time to time, as well as at the time of a promotion or other significant change in responsibility, and makes adjustments to base salaries as determined necessary or appropriate.
In mid-March 2021, the compensation committee reviewed the base salaries of our then-serving NEOs, taking into account the considerations described above and market data. As a result, the compensation committee elected not to make any increases to base salaries at that time, determining that the base salaries continued to be market competitive and appropriately reflected our NEOs’ past and expected future contribution levels.
In January 2021, we hired Mr. Reigersman as our new CFO and the compensation committee approved a base salary of  $425,000. The compensation committee, after consulting Semler Brossy and market data, determined that this amount was appropriate compensation for Mr. Reigersman for his position.
The table below illustrates the 2021 annual base salary rates of our NEOs compared to those in place as of year-end 2020. Annual 2021 base salary rates were effective for the portion of 2021 in which the applicable NEO was employed. (See the “2021 Summary Compensation Table” for the actual salary paid to each NEO in 2021.)
Executive	2020 Base Salary		2021 Base Salary	% Change
Michael D. Darrow		$590,000	$590,000	— %
Jantoon E. Reigersman(1)	$	N/A	$425,000	N/A
Jeffrey J. Swart		$400,000	$400,000	—%
Kristin M. Slanina(2)		$425,000	$425,000	—%
Simon E. Smith(3)		$400,000	$400,000	—%
Charles C. Thomas(4)		$257,500	$257,500	—%

(1)
Mr. Reigersman commenced employment in January 2021.

(2)
Ms. Slanina’s employment terminated in March 2021.

(3)
Mr. Smith’s employment terminated in April 2021.

(4)
Mr. Thomas’s employment terminated in July 2021. Because the time Mr. Thomas served as an NEO was limited to November 16, 2020 to January 27, 2021, his compensation was not set by the compensation committee and was not determined by reference to the compensation of our other NEOs.

Annual Cash Incentive Opportunity
The objective of our annual cash incentive program is to reward executives for achievement against pre-determined annual financial and operational objectives established at the beginning of the year. The compensation committee uses a formula-based, annual incentive program for the senior executive team. Our NEOs other than Mr. Thomas were eligible to participate in this program for 2021, although Ms. Slanina and Mr. Smith were not eligible for any payment, because their employment terminated during 2021, and the other executives did not receive any bonus, because the program’s minimum financial targets were not achieved.
Below the senior executive team, we maintain a separate, broad-based annual incentive program, under which Mr. Thomas was eligible to participate for 2021. In the first half of 2020, this non-executive program was quarterly, consistent with our past practice. Because Mr. Thomas’s employment terminated before payments under this program for 2021 were made in February 2022, he did not receive any payment under this program for 2021, although he did receive a payment in February 2021 for the combined third and fourth quarters of 2020.
At the beginning of each year, the compensation committee reviews the annual target incentive opportunity for each NEO, including the CEO. For 2021, the compensation committee did not make any changes to existing targets. Mr. Reigersman’s annual cash incentive target was established at 50% of base salary upon his hiring, which is consistent with other senior executive team NEOs, excluding the CEO.

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Executive	2020 Target Incentive as % of Base Salary	2021 Target Incentive as % of Base Salary	% Change
Michael D. Darrow(1)	100%	100%	—%
Jantoon E. Reigersman(2)	N/A	50%	N/A
Jeffrey J. Swart	50%	50%	—%
Kristin M. Slanina(3)	N/A	50%	N/A
Simon E. Smith(4)	50%	50%	—%
Charles C. Thomas(5)	30%	30%	—%

(1)
For 2020, represents Mr. Darrow’s target incentive upon his promotion as President and CEO in March 2020.

(2)
Mr. Reigersman joined the company in January 2021 and was eligible to participate in the 2021 annual incentive plan.

(3)
Ms. Slanina received a signing bonus in lieu of participating in the executive incentive program for 2020 and was not eligible to receive any incentive payments for 2021 due to her departure during the year.

(4)
Mr. Smith was not eligible to receive any incentive payments for 2021 due to his departure during the year.

(5)
Mr. Thomas participated in our non-executive bonus program for all of 2020 and, before the termination of his employment in July 2021, was eligible to participate in our non-executive annual bonus program for 2021, but was not eligible to receive any payment thereunder due to his departure during the year.

In the first quarter of 2021, the compensation committee selected performance metrics for our annual cash incentive program for the executive team tied to financial performance and to the achievement of strategic goals and discussed a range of performance targets. The compensation committee weighted the financial performance component at 80% and the strategic performance component at 20%. The two financial objectives for the organization were based on (i) an annual Revenue target of  $270 million and (ii) an annual Adjusted EBITDA (exclusive of executive bonus expense) target of  $15 million. The payout for achievement with respect to these two metrics is determined by reference to a matrix (reproduced below) to ensure a reasonable trade-off between growth and profitability, providing the opportunity to earn between 0% and 150% of the target incentive opportunity. The strategic component, weighted at 20% of the cash incentive opportunity, would only be eligible to be earned if a payout is achieved under the financial component, and it was based on the achievement of four equally-weighted goals relating to improvements in consumer and dealer satisfaction, growth in the share of users leveraging our deal building tools and improvements in our internal diversity assessment metrics. Specifically, these strategic goals would be achieved at target rates if by the end of 2021, positive responses to satisfaction inquiries of consumers and dealers each grew at multiples of approximately 2x and 3x respectively, the share of users leveraging our deal building tools grew at a multiple of approximately 5x and our internal diversity assessment metric improved by six percentage points. Our internal diversity assessment was introduced in 2021 and measures the sentiments our employee populations holds with respect to a range of issues related to our leadership’s commitment to diversity and inclusion.
The compensation committee developed a matrix reflected below to determine the payout mechanism for the financial component. The matrix design was selected to ensure that a cash incentive payout would only be earned if both the Revenue threshold amount of  $255 million was achieved, and Adjusted EBITDA was positive.

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	2021 Annual Revenue ($ millions)
		$255	$260	$265	$270	$275	$280	$295
2021 Adjusted EBITDA ($ millions)	$0	50%	65%	75%	85%	95%	105%	115%
	$5	50%	75%	80%	90%	100%	110%	120%
	$10	50%	75%	85%	95%	105%	115%	125%
	$15	50%	75%	90%	100%	110%	125%	150%
	$20	50%	80%	90%	100%	115%	125%	150%
In applying the matrix, the Adjusted EBITDA amounts represent minimum thresholds in determining the payout percentage (e.g., an Adjusted EBITDA of  $12 million would limit the maximum payout opportunity to 125%), while the Revenue amounts are subject to linear interpolation (following achievement of the $255 million Revenue threshold) in determining the payout percentage (e.g., a Revenue of  $262.5 million would limit the maximum payout opportunity to 85%).
In early 2022, the compensation committee reviewed financial performance against the pre-determined goals and determined that the company’s Revenue of  $231.7 million failed to reach the threshold amount of  $255 million and therefore determined that, regardless of the company’s Adjusted EBITDA performance and the strategic component result, no amounts were payable under the executive annual incentive program for 2021. Despite the fact that no amounts were payable under the annual incentive program for 2021, the company achieved positive results for three of the four goals comprising the strategic component of the incentive program (all but improvements in consumer satisfaction) and, had amounts otherwise been payable under the incentive program, the strategic component would have paid out at approximately 35% of target.
In January 2021, we hired Mr. Reigersman as our new CFO and the compensation committee approved a one-time $50,000 signing bonus to be paid in full following the date on which Mr. Reigersman began his employment with us. Mr. Reigersman’s signing bonus was subject to partial forfeiture in the event he terminated his employment prior to the first anniversary of the start of his employment, in which case he would be required to repay a prorated portion of the signing bonus based on the number of months remaining in the twelve-month period making up his first year with us. As of January 2022, Mr. Reigersman’s bonus was no longer subject to such forfeiture.
As noted earlier, Mr. Thomas participated in our non-executive bonus program during the portion of 2021 in which he was employed by us, but did not receive any payment because his employment terminated before the bonus was payable to non-executives in February 2022. However, in November 2020, after Noel Watson, then our CFO, informed us of his departure but before the effective date of his termination of employment, we entered into retention agreements with key members of our finance department to ensure continuity during our search for and onboarding of a new CFO. As our Controller and principal accounting officer and, during the period between Mr. Watson’s departure and Mr. Reigersman’s arrival, our principal financial officer, we entered into one of these retention agreements with Mr. Thomas pursuant to which we paid him a cash bonus of  $35,000 because he remained continuously employed in good standing with us through June 30, 2021. Mr. Thomas’ retention agreement was entered into prior to the time Mr. Thomas became our principal financial officer and principal accounting officer and was determined based on the amount the company felt was reasonable and would serve to retain Mr. Thomas during the critical transition period between Mr. Watson’s departure and the arrival of a new CFO.
“Adjusted EBITDA” is a financial measure not prepared in accordance with U.S. GAAP, calculated based on earnings as reflected in our audited consolidated financial statements, adjusted to exclude interest income, depreciation and amortization, stock-based compensation, income (loss) from equity method investment, certain restructuring costs, certain executive departure costs, loss from equity method investment including impairment charges, certain litigation costs, certain restructuring costs, certain executive departure costs, certain transactions costs, changes in the fair value of contingent consideration, goodwill impairment, other income, impairment of lease right-of-use assets and income taxes. Refer to Annex A for a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure. We use Adjusted EBITDA as an operating performance measure because it is (i) an integral part of our reporting and planning processes; (ii) used by our management and Board to assess our operational performance, and together with operational objectives, as a measure in evaluating employee compensation and bonuses; and (iii) used by our management to make financial and strategic planning decisions

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regarding future operating investments. We believe that using Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA is widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt service capabilities.
“Revenue” is prepared in accordance with U.S. GAAP and is comprised of dealer revenue, consisting of fees paid by our dealer customers participating in our network of TrueCar Certified Dealers either on a per-vehicle basis for sales to our users or in the form of a subscription arrangement or purchasing our other products and services, such as our Access products; OEM incentives revenue, consisting of fees paid by OEMs to promote the sale of their vehicles through the offering of consumer incentives to members of our affinity group marketing partners; and other revenue.
Long-Term Incentive Opportunities
Annual Equity Awards
We use long-term incentive compensation in the form of equity awards to align the interests of our executive officers, including our NEOs, with the interests of our stockholders. We believe that our executive officers will be strongly incentivized to act in a manner that cultivates opportunities for maximizing long-term value creation if they own significant amounts of our common stock.
Since our initial public offering and before 2019, we relied on a combination of time-based stock options and RSUs as vehicles for delivering long-term incentive compensation opportunities to our executive officers. We believe that stock options, which are granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers, as the options provide value to the holder only to the extent that our stock price appreciates on a sustained basis following the date of grant. We believe that RSUs, which deliver increasing value with the appreciation of our stock price, serve as a valuable retention tool for our executive officers.
In 2019, based on feedback from stockholders and an ongoing review of competitive market practices, we introduced PSUs to the senior executive team, and in 2020, following our experience in 2019, we extended PSUs to our senior vice presidents as well. We believe that PSUs strengthen alignment with stockholders, complement the options and RSUs by diversifying our management’s equity portfolio and promote a longer-term view of performance by measuring performance over a three-year period. For a description of the principal terms of the PSUs, as well as a description of the differences between the PSUs issued in 2019 and those issued in subsequent years, please see “Potential Payments upon Termination, Change in Control or Certain Other Events — Treatment of PSUs” below.
In determining the size of the equity awards to grant to our executive officers, the compensation committee takes into consideration individual and overall company performance, market data, internal pay equity, the timing of the last equity grant, unvested equity values, compensation expense to us and stockholder dilution, as well as our CEO’s recommendations (except as to his own equity awards). The compensation committee uses its subjective judgment in considering all of the factors described above to arrive at the amounts it determines are appropriate for each individual NEO. For example, Mr. Reigersman received an annual grant with an aggregate grant-date fair value of approximately $1 million in March 2021. This grant took into consideration that Mr. Reigersman received a new hire grant upon joining the company in January 2021 and represented a reduced annual grant in order to align Mr. Reigersman with other executive officers receiving an annual grant in March 2021.
Each of our then -serving NEOs received annual equity awards in March 2021. The annual award equity mix for 2021 consisted of roughly 40% PSUs, 40% RSUs and 20% options for all executives except Mr. Thomas, who, as with all of our non-executives other than our senior vice presidents, received 100% RSUs which were granted in May 2021 and Mr. Reigersman who joined us in 2021 and received the new-hire awards described below. In establishing these equity mixes, the compensation committee considered the various long-term incentive vehicles used by our peers and determined that the performance-weighting of the awards should be greater than 50% when including both the PSUs and stock options, which we consider to be performance-based since executives realize value only to the extent that the share price appreciates above the price on the date of grant.

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The stock options granted to the NEOs (other than Mr. Thomas who was not granted options) in 2021 have an exercise price of  $5.18 per share, representing the market value of our common stock as of the March 12, 2021 grant date, and vest monthly over a four-year period. The annual RSUs granted to the NEOs in 2021 generally are scheduled to vest quarterly over a four-year period (see the “Outstanding Equity” table for vesting details). These stock options and RSUs are subject to the acceleration provisions in each NEO’s employment agreement (except for Mr. Thomas, who was not party to an employment agreement with us) and our 2014 Plan.
For the PSUs granted in 2021, executives have the opportunity to earn between 0% and 150% of the target number of PSUs based on our annualized total stockholder return determined by reference to our compound annual growth in stock price, or CAGR, compared to that of the Russell 2000 Total Return index, or the Index, over a three-year period. The PSUs will generally be eligible to vest in early 2024, following the end of the three-year performance period, based on our relative CAGR compared to the Index. If our CAGR is equal to that of the Index, the target number of PSUs will vest. For every percentage point that our CAGR exceeds the Index, the number of PSUs that are eligible to vest in excess of target is increased by two percentage points, and for every percentage point that our CAGR is below the Index, the number of PSUs that are eligible to vest is decreased by two percentage points. Additionally, the compensation committee structured the 2021 PSUs to provide that if the company’s absolute CAGR is negative during the performance period of these PSUs, then the executives’ payout will be capped at 100% of target, irrespective of the extent to which our CAGR exceeds the Index.
In developing the performance goals and vesting structure of the PSUs, the compensation committee sought to be rigorous and to align the interests of management and our stockholders. Moreover, it chose a three-year measurement period to accentuate the long-term nature of the award and further align management with the interests of our long-term stockholders. The compensation committee chose relative CAGR as the performance goal to provide a relative performance metric against an appropriate comparator group of companies to incentivize and reward not only returns to our stockholders, but also returns in excess of those generally available. At the end of the three-year performance period, the compensation committee will determine the level of achievement of our relative CAGR for the three-year performance period and then apply the resulting vesting to the grant amount to determine the total amount that will vest.
The table below reflects the annual equity grants awarded to our NEOs in 2021:
Executive	Options Granted	RSUs Granted	PSUs Granted
Michael D. Darrow	199,680	235,294	197,299
Jantoon E. Reigersman	66,560	78,431	65,766
Jeffrey J. Swart	46,592	54,902	46,036
Kristin M. Slanina(1)	0	0	0
Simon E. Smith(1)	0	0	0
Charles C. Thomas(2)	0	50,000	0

(1)
The executive did not receive an annual equity grant in 2021 as notice of his or her termination had been provided by the time of the grant.

(2)
Of this grant, Mr. Thomas forfeited 46,875 RSUs in connection with his termination.

In connection with his hiring as our CFO in January 2021, the compensation committee granted Mr. Reigersman an equity award with an aggregate grant-date fair value of approximately $2.3 million, comprised of an option to purchase 205,922 shares, 242,914 RSUs and 98,649 PSUs which represented roughly 25% PSUs, 50% RSUs, and 25% options. The compensation committee considered the size of the grants to be within the typical market practice for new-hire awards and also within the historical range used in the past for other non-CEO executives when joining us. Mr. Reigersman’s options were granted with a $4.67 exercise price reflecting the market price of our stock as of the time of grant. These awards carry the same vesting conditions as the annual grants described above for the other senior executive NEOs.

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Vesting of 2019 Performance Units
In 2019, the company granted certain of our NEOs who were then-serving as executives (Messrs Darrow and Swart) PSUs that provide the opportunity to vest and be issued shares based on our total stockholder return determined by reference to our annualized CAGR compared to that of the Russell 2000 Total Return Index, or the Index, during the three-year period that ended on March 14, 2022, or the Performance Period. Annualized CAGR for these purposes means the compound annual growth in stock price from the beginning to the end of the Performance Period, including dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the company or applicable Index company) during the Performance Period, expressed as a percentage return. Annualized CAGR is calculated based on the average trading stock price during a consecutive 20-trading day period at the beginning and at the end of the Performance Period. Specifically, between 0% and 150% of the Series 2019 PSUs were eligible to vest, based on our relative annualized CAGR compared to the Index as follows: if our annualized CAGR is equal to that of the Index, the target number of PSUs will vest. For every percentage point that our CAGR exceeds that of the Index, the Series 2019 PSUs that are eligible to vest in excess of target is increased by two percentage points (such that if our annualized CAGR exceeds that of the Index by 25 percentage points, the maximum amount of 150% of target PSUs vest), and for every percentage point that our annualized CAGR is below that of the Index, the Series 2019 PSUs that are eligible to vest is decreased by two percentage points.
In March 2022, the compensation committee certified that the company’s CAGR was -23% for the Performance Period, which represented 33 percentage points below the 10% CAGR for the Index. Accordingly, 34% of the target PSUs held by each of Messrs Darrow and Swart vested on March 31, 2022 and the remainder of the PSUs were forfeited. Former NEOs Chip Perry and Brian Skutta were granted Series 2019 PSUs but forfeited the entirety of such PSUs as a result of termination of service prior to the end of the Performance Period. Two former NEOs, Neeraj Gunsager and Tommy McClung, were each granted Series 2019 PSUs prior to terminating service with the company on June 20, 2019. Because each of Messrs Gunsager and McClung’s terminations qualified as a “Qualifying Termination” as defined in the agreement governing the terms of the Series 2019 PSUs, each received the pro-rata portion of the number of Series 2019 PSUs that would have vested had the they remained in service with the company through the end of the Performance Period.
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their salary deferrals are 100% vested when contributed. In 2021, we made discretionary matching contributions into the 401(k) plan of 100% of the first 3% of compensation contributed by the participant. Our matching contributions are fully vested after four years, with 25% vesting annually. Employee and employer contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code, or the Code. As a tax-qualified retirement plan, employer contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all employer contributions are deductible by us when made.
Perquisites and Other Benefits
We provide perquisites to our NEOs only to the extent that we believe it is appropriate to assist an individual in the performance of his duties, to increase his effectiveness or for recruitment and retention purposes. For 2021, these perquisites included medical expense reimbursements to assist our NEOs with their health and well-being.
In the future, we may provide perquisites or other personal benefits not offered to our broader employee population to our executive officers. However, we do not anticipate that perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.
Other Governance Items
Employment Agreements and Severance and Change in Control Protections
We have entered into employment agreements with each of our NEOs, excluding Mr. Thomas, that provide certain severance benefits if a termination of employment occurs under specified circumstances and certain change in control

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benefits, which are described in “Executive Employment Agreements” below. Severance benefits under these agreements are conditioned on the executive’s signing a release of claims in favor of us. We have provided our executives with severance in the event of certain qualifying terminations, and certain change in control benefits, because we understand that anxieties about future employment or transactions involving a change in control can result in the early departure or distraction of our executives to our detriment. We believe that providing these benefits helps to alleviate these uncertainties, and therefore provides our NEOs with incentives to forgo other employment opportunities to remain with us, and allows our executives to focus more fully on making decisions that are in the best interests of our stockholders. We believe that these arrangements serve as an important recruiting and retention tool to ensure that personal uncertainties do not dilute our executives’ complete focus on building stockholder value and driving our success.
The compensation committee determined the terms of these agreements. The employment agreements for the other NEOs are generally similar, as in determining the appropriate severance and change in control benefit levels for executives in general, the compensation committee considered internal parity and length of service and reviewed relevant market data provided by our outside compensation consultant for other companies with which we compete for executive talent.
Separation Agreements
In 2021, pursuant to their respective employment agreements, we entered into separation agreements and releases with Ms. Slanina and Mr. Smith in connection with the termination of their employment. Under those agreements, Ms. Slanina and Mr. Smith received the benefits to which they were entitled under their employment agreements in the case of a termination without cause.
Hedging Policies
We have an insider trading policy that, among other things, prohibits insiders from engaging in short sales of our common stock, hedging of stock ownership positions and transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock.
Stock Ownership Guidelines
In 2018, we adopted formal stock ownership guidelines for our CEO, our CFO and our EVPs. Under our stock ownership guidelines, our CEO is expected to accumulate and hold a number of shares of our common stock with a value equal to six times his annual base salary, and each of our other NEOs who is currently employed by us is expected to accumulate and hold a number of shares of our common stock with a value equal to two times his or her annual base salary. The NEOs covered by the stock ownership guidelines are expected to satisfy them within five years from the adoption of the guidelines (or the individual’s date of hire for individuals hired after the effective date). As of March 31, 2022, each of our NEOs covered by the stock ownership guidelines was in compliance with the guidelines after taking the phase-in period required for such compliance into account. Specifically, as of March 31, 2022, each of Mr. Reigersman and Mr. Swart held a number of shares of our common stock that was sufficient to comply with the guidelines without taking the phase-in period into account and Mr. Darrow, who was promoted to President and CEO on March 9, 2020, had made progress toward achieving the applicable ownership amount during the guidelines’ transition period, which will conclude with respect to Mr. Darrow on October 25, 2023.
Recoupment of Incentive Compensation, or Clawback, Policy
In 2018, we adopted a clawback policy applicable to our executive officers. If our compensation committee determines that an officer’s misconduct caused us to materially restate all or a portion of our financial results, under certain circumstances our compensation committee has the authority and discretion to, within a period of time following the material restatement, require the officer to repay incentive compensation that would not have been payable absent the material restatement. Incentive compensation for purposes of this policy means an officer’s cash bonus and long-term equity-based compensation where the award size or vesting was contingent on our performance. Our compensation committee intends to revisit our clawback policy after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Compensation Discussion and Analysis
2022 ANNUAL
PROXY STATEMENT
Accounting Treatment and Tax Deductibility of Executive Compensation
The fair value of equity awards is established in accordance with the applicable accounting standards and the related compensation expense is one of the factors taken into consideration by the compensation committee in determining NEO equity awards.
Under Section 162(m) of the Code, or Section 162(m), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.
Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our NEOs in a manner consistent with the goals of our executive compensation program and the best interests of us and our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m). The compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.
Equity Grant Timing and Equity Plan Information
We do not have a formal policy for the timing of equity award grants. Before 2018, we granted equity awards when our compensation committee determined appropriate to serve the incentive and retention purposes of the awards. Beginning in 2018, our compensation committee determined to initiate a practice of granting equity awards to our executive officers annually in the first half of the year, although grants may occur at other times during the year, including for new hires, promotions, to address special retention needs or otherwise as determined appropriate by the compensation committee. We currently grant equity awards to the NEOs under the 2014 Plan, which was adopted in connection with our initial public offering in 2014.
Taxation of  “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change of control that exceed certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive, including any NEO, with a gross up or other reimbursement payment for any tax liability that the executive might owe as a result of the application of Sections 280G or 4999 of the Code during 2021 and we have not agreed and are not otherwise obligated to provide any executive with such a gross up or other reimbursement.
Compensation Committee Report
The compensation committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on that review and discussion, the compensation committee has recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
Wesley Nichols (Chair)
Christopher Claus
John Mendel

2022 ANNUAL
PROXY STATEMENT
2021 Summary Compensation Table
The following table shows compensation awarded to, paid to or earned by the persons named below for each of the years ended December 31, 2021, 2020 and 2019, except for Ms. Slanina, for whom compensation is shown for the years ended December 31, 2021 and 2020 only (reflecting that she was an NEO only during those years), and for Mr. Reigersman, for whom compensation is shown for the year ended December 31, 2021 only (reflecting that he was an NEO only during that year).
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)	Total ($)
Michael D. Darrow President and CEO	2021	590,000	—	2,399,467	609,025	—	10,239(3)	3,608,731
	2020	505,208	—	2,230,780	428,913	409,755	61,266(4)	3,635,922
	2019	400,000	300,000	882,413	272,123	—	158,101(5)	2,012,637
Jantoon E. Reigersman CFO and COO	2021	394,896	50,000(6)	2,525,135	770,500	—	9,980(3)	3,750,511

Jeffrey J. Swart EVP, General Counsel and Secretary	2021	400,000	—	559,873	142,106	—	10,589(3)	1,112,568
	2020	383,333	—	624,280	196,013	138,900	11,546(7)	1,354,072
	2019	400,000	100,000	744,496	215,928	—	14,880(8)	1,475,304
Kristin M. Slanina Former EVP, Chief Operating Officer	2021	90,017	—	—	—	—	215,495(9)	305,512
	2020	114,299	150,000(10)	874,999	874,897	—	3,528(11)	2,017,723
Simon E. Smith Former EVP, Dealer Solutions	2021	101,515	—	—	—	—	410,343(12)	511,858
	2020	383,333	—	624,280	196,013	138,900	13,944(7)	1,356,470
	2019	380,313	173,785	614,591	622,332	—	24,266(8)	1,815,287
Charles C. Thomas Former VP, Controller	2021	157,878	35,000(13)	224,500	—	—	7,501(14)	424,879
	2020	244,167	64,200	189,835	35,002	—	8,961(7)	542,165
	2019	237,500	74,718	100,215	47,984	—	8,757(15)	469,174

(1)
Other than with respect to Mr. Reigersman in 2021, Ms. Slanina in 2020, and Mr. Thomas in 2021, amounts represent discretionary bonuses for performance during the applicable year.

(2)
The amounts reported represent the aggregate grant-date fair value of the RSUs, options and PSUs awarded to the named executive officer, calculated in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value reported in this column are set forth in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. For PSUs, the grant date fair value reported is based on the probable outcome of the performance condition as of the grant date. The aggregate grant date fair value of the PSUs, assuming the highest level of achievement under the award, is as follows for each NEO who received a PSU award:

	Maximum Achievement Payout
	2021 PSU Grant	2020 PSU Grant	2019 PSU Grant
Michael D. Darrow	$1,772,729	$1,647,930	$171,798
Jantoon E. Reigersman	$1,477,266	$—	$—
Jeffrey J. Swart	$413,633	$152,519	$136,317
Simon E. Smith	$—	$152,519	$—

(3)
Amount includes 401(k) employer matching contributions of  $8,700 and the aggregate incremental costs of perquisites and other personal benefits.

2022 ANNUAL
PROXY STATEMENT
(4)
Amount includes a monthly stipend of  $20,000 to reflect the assumed additional responsibilities as our Interim President and CEO until Mr. Darrow’s promotion to President and CEO in March 2020, 401(k) employer matching contributions of  $7,950 and the aggregate incremental costs of perquisites and other personal benefits.

(5)
Amount includes a monthly stipend of  $20,000 to reflect the assumed additional responsibilities as our Interim President and CEO beginning in June 2019, 401(k) employer matching contributions of  $8,400 and the aggregate incremental costs of perquisites and other personal benefits.

(6)
Amount represents $50,000 in signing bonus paid to Mr. Reigersman pursuant to his employment agreement.

(7)
Amount includes 401(k) employer matching contributions of  $7,950 and the aggregate incremental costs of perquisites and other personal benefits.

(8)
Amount includes 401(k) employer matching contributions of  $8,400 and the aggregate incremental costs of perquisites and other personal benefits.

(9)
Amount includes a $212,500 cash severance payment associated with Ms. Slanina’s termination in March 2021, 401(k) employer matching contributions of  $2,701 and the aggregate incremental costs of perquisites and other personal benefits.

(10)
Amount represents $150,000 in signing bonus in lieu of participating in the annual cash incentive program for 2020 paid to Ms. Slanina pursuant to her employment agreement.

(11)
Amount includes 401(k) employer matching contributions of  $2,656 and the aggregate incremental costs of perquisites and other personal benefits.

(12)
Amount includes a $400,000 cash severance payment associated with Mr. Smith’s termination in April 2021, 401(k) employer matching contributions of  $7,216 and the aggregate incremental costs of perquisites and other personal benefits.

(13)
Amount represents a $35,000 cash bonus pursuant to a retention agreement with Mr. Thomas.

(14)
Amount includes 401(k) employer matching contributions of  $6,947 and the aggregate incremental costs of perquisites and other personal benefits.

(15)
Amount includes 401(k) employer matching contributions of  $8,270 and the aggregate incremental costs of perquisites and other personal benefits.

2022 ANNUAL
PROXY STATEMENT
2021 Grants of Plan-Based Awards Table
Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael D. Darrow	3/12/2021				3,945	197,299	295,948	—	—	—	1,181,821
	3/12/2021				—	—	—	235,294(4)	199,680(5)	5.18	1,826,671
		236,000	590,000	1,356,942
Jantoon E. Reigersman	3/12/2021				3,287	164,415	246,622	—	—	—	984,846
	3/12/2021							78,431(4)	66,560(5)	5.18	608,889
	1/27/2021							242,914(6)	205,922(7)	4.67	1,701,900
		85,000	212,500	488,729
Jeffrey J. Swart	3/12/2021				920	46,036	69,054	—	—	—	275,756
	3/12/2021				—	—	—	54,902(4)	46,592(5)	5.18	426,224
		80,000	200,000	459,980
Charles C. Thomas	5/11/2021				—	—	—	50,000(6)	—	—	224,500
(1)
The amounts reported reflect the threshold, target and maximum performance-based cash incentive compensation amounts that could have been paid for 2021 under the 2021 annual incentive program for the senior executive team. The types and weighing of the performance measures under that program are described in the Compensation Discussion and Analysis section of this proxy statement.

(2)
Represents PSUs tied to total stockholder return based on our CAGR measured against the CAGR performance of the Russell 2000 Total Return Index over a three-year performance period from March 15, 2021 through March 14, 2024. The PSUs provide an opportunity to earn 0% to 150% of the target number of PSUs granted. At the threshold level, 2% of the target number of PSUs granted will be earned; at the target level, 100% of the target number of PSUs granted will be earned; and at the maximum level, 150% of the target number of PSUs granted will be earned.

(3)
Amounts reflect aggregate grant date fair value of the stock option awards, RSUs and PSUs granted during 2021, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 11, “Stock-based Awards,” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(4)
The RSUs vest over four years, with 1/16th of the total number of shares subject to the RSUs vesting on May 15, 2021 and an additional 1/16th vesting quarterly thereafter.

(5)
The stock option award vests over four years, with 1/48th of the total number of shares subject to the option vesting on March 15, 2021 and an additional 1/48th vesting each month thereafter.

(6)
The RSUs vest over four years, with 1/16th of the total number of shares subject to the RSUs vesting on July 15, 2021 and an additional 1/16th vesting quarterly thereafter.

(7)
The stock option award vests over four years, with 1/48th of the total number of shares subject to the option vesting on May 27, 2021 and an additional 1/48th vesting each month thereafter.

2022 ANNUAL
PROXY STATEMENT
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information regarding equity awards held by our named executive officers at December 31, 2021.
Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price Per Share	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock that have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
		Exercisable	Unexercisable
Michael D. Darrow	3/1/2017(1)	200,000	—	$14.61	3/1/2027
	6/10/2017(1)	90,000	—	$18.91	6/10/2027
	8/16/2017(1)	90,000	—	$16.62	8/16/2027
	5/12/2018(2)	82,579	7,508	$9.59	5/12/2028
	5/12/2018(3)					3,529	11,999
	3/15/2019(4)	47,161	21,437	$6.93	3/15/2029
	3/15/2019(5)					10,290	34,986
	3/15/2019(6)							299	1,017
	3/9/2020(7)	141,312	181,688	$2.32	3/9/2030
	3/9/2020(8)					105,750	359,550
	3/9/2020(9)					37,500	127,500
	3/16/2020(10)							6,520	22,168
	3/12/2021(11)	41,600	158,080	$5.18	3/12/2031
	3/12/2021(12)					191,176	649,998
	3/12/2021(13)							3,945	13,413
Jantoon E. Reigersman	1/27/2021(14)	34,320	171,602	$4.67	1/27/2031
	1/27/2021(15)					212,550	722,670
	3/12/2021(11)	13,867	52,693	$5.18	3/12/2031
	3/12/2021(12)					63,725	216,665
	3/12/2021(13)							3,287	11,176
Jeffrey J. Swart	5/2/2014(1)	300,000	—	$12.81	5/2/2024
	5/15/2014(1)	11,227	—	$12.81	5/15/2024
	8/11/2016(1)	200,000	—	$10.85	8/11/2026
	6/10/2017(1)	146,736	—	$18.91	6/10/2027
	5/12/2018(2)	71,808	6,529	$9.59	5/12/2028
	5/12/2018(3)					3,069	10,435
	3/15/2019(4)	37,422	17,010	$6.93	3/15/2029
	3/15/2019(5)					8,165	27,761
	3/15/2019(6)							237	806
	9/16/2019(16)					48,125	163,625
	3/16/2020(17)	58,334	68,939	$2.68	3/16/2030

2022 ANNUAL
PROXY STATEMENT
Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price Per Share	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock that have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
		Exercisable	Unexercisable
	3/16/2020(18)					39,375	133,875
	3/16/2020(19)					15,625	53,125
	3/16/2020(10)							603	2,050
	3/12/2021(11)	9,707	36,885	$5.18	3/12/2031
	3/12/2021(12)					44,608	151,667
	3/12/2021(13)							920	3,128
Simon E. Smith	3/16/2020(10)							210	714

(1)
The shares subject to the option are fully vested and immediately exercisable.

(2)
The remaining unvested options vest in four equal monthly installments beginning January 15, 2022, subject to continued service with us.

(3)
The award vests in two equal quarterly installments beginning on January 15, 2022, subject to continued service with us.

(4)
The remaining unvested options vest in 15 equal monthly installments beginning January 15, 2022, subject to continued service with us.

(5)
The award vests in five equal quarterly installments beginning on February 15, 2022, subject to continued service with us.

(6)
The PSUs and market value are calculated based on achieving threshold performance goals. The actual number of performance units that may vest will be determined by reference to our CAGR as measured against the CAGR performance of the Russell 2000 Total Return Index over a three-year performance period from March 15, 2019 through March 14, 2022.

(7)
The remaining unvested options vest in 27 equal monthly installments beginning January 9, 2022, subject to continued service with us.

(8)
The award vests in nine equal quarterly installments beginning on March 15, 2022, subject to continued service with us.

(9)
The award vests in one installment on March 15, 2022, subject to continued service with us.

(10)
The PSUs and market value are calculated based on achieving threshold performance goals. The actual number of performance units that may vest will be determined by reference to our CAGR as measured against the CAGR performance of the Russell 2000 Total Return Index over a three-year performance period from March 16, 2020 through March 15, 2023.

(11)
The remaining unvested options vest in 38 equal monthly installments beginning January 15, 2022, subject to continued service with us.

(12)
The award vests in 13 equal quarterly installments beginning on February 15, 2022, subject to continued service with us.

(13)
The PSUs and market value are calculated based on achieving threshold performance goals. The actual number of performance units that may vest will be determined by reference to our CAGR as measured against the CAGR performance of the Russell 2000 Total Return Index over a three-year performance period from March 15, 2021 through March 14, 2024.

(14)
The remaining unvested options vest in 40 equal monthly installments beginning January 27, 2022, subject to continued service with us.

(15)
The award vests in 14 equal quarterly installments beginning on January 15, 2022, subject to continued service with us.

(16)
The award vests in seven equal quarterly installments beginning on March 15, 2022, subject to continued service with us.

(17)
The remaining unvested options vest in 26 equal monthly installments beginning January 15, 2022, subject to continued service with us.

(18)
The award vests in 9 equal quarterly installments beginning on February 15, 2022, subject to continued service with us.

(19)
The award vested in one installment on February 15, 2022.

2022 ANNUAL
PROXY STATEMENT
2021 OPTION EXERCISES AND STOCK VESTED TABLE
The following table provides information, on an aggregate basis, regarding (i) stock options exercised during 2021, including the total number of shares acquired upon exercise and the aggregate value realized before payment of any applicable withholding tax and broker commissions, and (ii) RSUs that vested during 2021.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael D. Darrow	—	—	293,555	1,335,911
Jantoon E. Reigersman	—	—	45,070	209,696
Jeffrey J. Swart	—	—	131,642	591,687
Kristin M. Slanina	88,758	57,586	56,263	275,633
Simon E. Smith	66,289	128,945	140,649	688,036
Charles C. Thomas	8,049	11,321	21,746	110,784

(1)
The amount shown is the total gross dollar value realized upon the vesting of the RSUs, based on the closing price of our common stock on the day prior to the vest date.

2022 ANNUAL
PROXY STATEMENT
EXECUTIVE EMPLOYMENT ARRANGEMENTS
We have employment agreements with Messrs. Darrow, Reigersman and Swart, and we previously had employment agreements with Mr. Smith and Ms. Slanina before they left the Company. These agreements provide for at-will employment and generally include the NEO’s base salary, an indication of eligibility for an annual performance-based bonus opportunity, equity awards and certain severance and change in control benefits. These employment arrangements are described below and in “Potential Payments upon Termination, Change in Control or Certain Other Events” below.
Michael Darrow
For 2021, Mr. Darrow, our President and CEO, had an annual base salary of  $590,000, and was eligible for a performance-based bonus opportunity targeted at 100% of his base salary.
We entered into an employment agreement with Mr. Darrow as of March 9, 2020 (the “Darrow Employment Agreement”). Pursuant to the Darrow Employment Agreement, Mr. Darrow was eligible for an annual performance-based bonus, to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements we may have in effect from time to time and to participate in our executive benefit plans and programs on the same terms and conditions as other similarly-situated employees.
Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for additional information on the Darrow Employment Agreement.
Charlie Thomas
For 2021, Mr. Thomas, our Vice President and Controller and, from November 16, 2020 until January 27, 2021, our principal financial officer and principal accounting officer (Mr. Thomas retained the Vice President, Controller and principal accounting officer role until the termination of his employment on July 16, 2021), had an annual base salary of  $257,500, and was eligible for a performance-based bonus. We did not have an employment agreement with Mr. Thomas, but, as described in greater detail elsewhere in this proxy statement, Mr. Thomas received Retention RSUs in 2020, certain of which vested during his service in 2021 and which were subject to double-trigger change-in-control acceleration provisions.
Jantoon Reigersman, Kristin Slanina, Simon Smith and Jeffrey Swart
For 2021, Ms. Slanina, our EVP and Chief Operating Officer until March 16, 2021, had an annual base salary of $425,000; Mr. Smith, our EVP of Dealer Solutions until April 1, 2021, had an annual base salary of  $400,000; and Mr. Swart, our EVP, General Counsel and Secretary, had an annual base salary of  $400,000.
In January 2021, we hired Mr. Reigersman, our CFO, who had an annual base salary of  $425,000 beginning on January 27, 2021, when he joined us.
We entered into an employment agreement with Ms. Slanina as of September 9, 2020 (the “Slanina Employment Agreement”), with Mr. Smith as of July 15, 2019 (the “Smith Employment Agreement”), with Mr. Swart as of January 26, 2017 (the “Swart Employment Agreement”) and with Mr. Reigersman as of January 20, 2021 (the “Reigersman Employment Agreement”). Pursuant to their employment agreements, each of Ms. Slanina and Messrs. Reigersman, Smith and Swart was eligible in 2021 to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements we may have in effect from time to time and to participate in our executive benefit plans and programs on the same terms and conditions as other similarly-situated employees and for an annual performance-based bonus (Ms. Slanina’s and Mr. Smith’s departures terminated their eligibility for these benefits and no bonuses were paid to them for 2021). Following Mr. Reigersman’s appointment as COO in

2022 ANNUAL
PROXY STATEMENT
March, 2022, Mr. Reigersman’s annual base salary was increased from $425,000 to $450,000, effective April 1, 2022. The compensation committee determined this increase was appropriate given the additional responsibilities resulting from Mr. Reigersman’s new position.
Additionally, Messrs. Smith and Swart received Retention RSUs in 2020, certain of which vested during their service in 2021 and which were subject to double-trigger change-in-control acceleration provisions.
Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for additional information on the Reigersman Employment Agreement, the Slanina Employment Agreement, the Smith Employment Agreement and the Swart Employment Agreement.

2022 ANNUAL
PROXY STATEMENT
Potential Payments upon Termination, Change in Control or Certain Other Events
The severance and change in control-related terms of the Darrow Employment Agreement, the Reigersman Employment Agreement, the Slanina Employment Agreement, the Smith Employment Agreement and the Swart Employment Agreement (collectively, the “Executive Employment Agreements”) related to potential payments upon termination, change in control and certain other events are generally the same, except as noted below. Except as noted, the description below applies to each Executive Employment Agreement, and refers to Messrs. Darrow, Reigersman, Smith and Swart and Ms. Slanina, as applicable, as the “Executive.”
We did not have an employment agreement with Mr. Thomas (but please refer to the description of his Retention RSU grant later in this section for a summary of equity acceleration rights available to him in connection with certain events following a change of control). The description below relates to the Slanina Employment Agreement and the Smith Employment Agreement as they were in effect on the last day of the applicable Executive’s respective employment.
The following summary is qualified in its entirety by reference to the Executive Employment Agreements, and references to “equity awards” do not, for purposes of this summary, include PSUs, whose treatment is discussed later in this section.
Under the Executive Employment Agreements, if we terminate the Executive’s employment with us for a reason other than cause (as defined in the Executive Employment Agreement and summarized below), or the Executive resigns from his or her employment for good reason (as defined in the Executive Employment Agreement and summarized below), and in each case, the termination occurs before a change in control (as defined in the Executive Employment Agreement and summarized below), then, subject to the Executive signing a release of claims agreement with us and his or her continued compliance with a confidential information agreement entered into with us, he or she will receive: (i) continuing payments of his or her base salary for a period of time beginning immediately after his or her separation of service through the date that is six months after the separation date, plus an additional two months for every fully completed year of service with us (measured from his or her original start date with us or any predecessor to us), but not to exceed a total of 12 months (the “Executive Severance Period”); (ii) the immediate vesting of each of his or her then-outstanding equity awards as to the number of shares that otherwise would have vested had he remained our employee through the 12-month anniversary of the termination date; (iii) in the case of the Darrow Employment Agreement, the payment of the full target bonus for the year in which the termination occurs at the same time that the Company pays other executives a bonus for that year, but in no case later than March 15 of the following year; and (iv) reimbursement (the “COBRA Reimbursement”) for the payments the Executive makes for medical, vision and dental coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or, except in Mr. Swart’s case, at our election, direct payment of the COBRA premiums to the insurance provider, up to the full Executive Severance Period (the “Direct COBRA Benefits” and, collectively with the COBRA Reimbursements, the “COBRA Coverage”). If we cannot provide the COBRA Coverage to which the Executive becomes entitled without a violation of applicable laws, we may instead provide a monthly cash payment, plus a gross-up amount to cover the taxes on the payment, during the Executive Severance Period (which the Executive may, but does not have to, use toward his health care continuation costs). If we cannot provide these cash payments in lieu of COBRA Coverage without violating applicable law, then we will not provide the Executive with the COBRA Coverage or these cash payments.

2022 ANNUAL
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If the Executive’s employment terminates due to his or her death or disability (as defined in the Executive Employment Agreement and summarized below), regardless of whether before, on or after a change in control, then, subject to the Executive (or his or her estate) signing a release of claims agreement with us and his or her continued compliance with a confidential information agreement entered into with us, the Executive will receive: (i) immediate vesting as to 100% of his or her then-outstanding equity awards; and (ii) the COBRA Reimbursement (or, except for Mr. Swart, at our election, the Direct COBRA Benefits) up to the full Executive Severance Period (but if the applicable COBRA Coverage is in violation of applicable laws, the Executive will not receive the COBRA Coverage or any cash payments in lieu thereof).
Under the terms of each Executive Employment Agreement, if we terminate the Executive’s employment for a reason other than cause, or the Executive resigns from his or her employment for good reason, and in each case, the termination occurs upon the closing of a change in control or later, then, subject to the Executive signing a release of claims agreement with us and his or her continued compliance with a confidential information agreement entered into with us, he or she will receive: (i) continuing payments of his or her base salary during the Executive Severance Period; (ii) immediate vesting as to 100% of his or her then-outstanding equity awards that were granted to him or her at least 90 days (or, in the case of the Darrow Employment Agreement, 60 days) before the change in control; (iii) in the case of the Darrow Employment Agreement, the payment of the full target bonus for the year in which the termination occurs; and (iv) the COBRA Reimbursement or, except for Mr. Swart, at our election, the Direct COBRA Benefits (or the cash payments in lieu thereof, as described above, unless doing so would violate applicable laws) up to the full Executive Severance Period.
If a change in control occurs while the Executive remains employed with us and he or she remains employed with us (or our successor) as of the first day immediately following the 12-month anniversary of the closing of the change in control, then 100% of any of the Executive’s then-outstanding equity awards that were granted at least 90 days (or, in the case of the Darrow Employment Agreement, 60 days) before the change in control will vest and, if applicable, become fully exercisable.
Each of the Executive Employment Agreements provides that any severance payments and benefits to the Executive will be subject to a delay in payment if and to the extent required by Section 409A of the Code. If the severance payments and other benefits payable to an Executive constitute “parachute payments” under Section 280G of the Code and would be subject to the applicable excise tax, then the Executive’s severance and other benefits will be either delivered in full or delivered to such lesser extent as would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits.
In addition, in connection with our grant to Messrs. Smith, Swart and Thomas of Retention RSUs, as described earlier in this proxy statement, we entered into an agreement with them providing that if we terminate their employment for a reason other than cause, they resign for good reason or their employment terminates due to their death or disability, and in each case, the termination occurs on or after a change in control, then all of their then-outstanding Retention RSUs will immediately vest in full. The Retention RSUs contain the same provisions with respect to Section 280G and Section 409A of the Code as the Executive Employment Agreements. To the extent that the terms of the employment agreements between us and any of our NEOs who received Retention RSUs other than Mr. Thomas conflict with the terms of the Retention RSUs, the terms of the applicable employment agreement control.
Treatment of PSUs
In 2019, we issued performance units, or Series 2019 PSUs, to our executives, and in 2020 and 2021, we issued performance-based RSUs, or Series 2020 PSUs, to our executives. In our proxy statement filed in 2020, we referred to the Series 2019 PSUs as PUs, but for simplicity we refer to them as Series 2019 PSUs in this proxy statement. Because the Series 2019 PSUs and Series 2020 PSUs are similar equity instruments, we refer to them collectively as PSUs except where necessary to explain a relevant difference. The terms of the PSUs supersede any contrary terms of an Executive’s employment agreement. The following summary of the treatment of PSUs in connection with certain triggering events applies to each of our NEOs, regardless of the provisions of his or her individual employment agreement, and is qualified in its entirety by reference to the forms of PSU award agreements that we have previously filed.

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Because a triggering event did not occur during that period, as described earlier in this proxy statement, a portion of the Series 2019 PSUs vested at the end of the three-year “performance period” beginning on March 15, 2019 and ending on March 14, 2022. If a triggering event does not occur earlier, the Series 2020 PSUs granted in 2020 will be eligible to vest at the end of a performance period beginning on March 16, 2020 and ending on March 15, 2023, and the Series 2020 PSUs granted in 2021 will be eligible to vest at the end of a performance period beginning on March 16, 2021 and ending on March 15, 2024, in each case with a number of shares of our common stock being issued in settlement of each PSU between 0 and 1.5 shares. The number of shares issued in settlement is determined by comparing our compound annual growth rate, or CAGR, during the performance period to that of the Russell 2000 Total Return Index. The compensation committee will determine, within 90 days of the end of the performance period, the number of shares that will vest under the PSUs based on our performance against the metrics during the performance period, on a date referred to as the “determination date.”
If the Executive experiences a qualifying termination or, with respect to Series 2020 PSUs, retires, in each case, before a change in control and before the end of the performance period, then, subject to the Executive signing a release of claims agreement with us, he or she will remain eligible to vest on the determination date in a pro-rata portion of his or her PSUs that would have vested on the determination date had he or she remained a service provider through the performance period, based on our comparative CAGR performance during the performance period. The pro-rata portion is determined by dividing the total number of days between the beginning of the performance period and the Executive’s termination date by the total number of days in the performance period. Any shares that vest under this provision will not be settled until the determination date, at which time those vested PSUs will be settled for common stock.
If a change in control occurs after the qualifying termination (or, with respect to Series 2020 PSUs, after the Executive retires), but before the last day of the performance period, then, subject to the Executive signing a release of claims agreement with us, the pro-rata portion of the Executive’s PSUs in which the Executive will vest will be determined and settled based on our comparative CAGR performance during the portion of the performance period before and including the date of the change in control, with our ending stock price being the price of our stock in the change in control. We refer to this settlement exchange ratio as the CIC Achievement Level. If an acquiring entity had assumed the Series 2019 PSUs, they would have been settled on the last day of the performance period; otherwise, they would have been settled immediately before the change in control. If the acquiring entity assumes the Series 2020 PSUs, they will be settled on or shortly after the change in control; otherwise, they will be settled immediately before the change in control.
If the Executive dies or becomes disabled before the end of the performance period and before a change in control, the PSUs will immediately vest at target levels and each PSU will be settled for one share of our common stock.
If a change in control occurs while the Executive remains employed with us, his or her PSUs will settle at the CIC Achievement Level, subject to his or her continued employment through the end of the performance period, unless the acquiring entity does not assume the PSUs, in which case they vest and are settled immediately before the change in control.
If the Executive is terminated without cause or resigns for good reason after a change in control but before the end of the performance period, then, subject to the Executive signing a release of claims agreement with us, the PSUs will vest immediately but the Series 2019 PSUs would not have been settled until the end of the performance period, at which time they would have been settled at the CIC Achievement Level, while the Series 2020 PSUs will be settled promptly after the termination. If the Executive retires after a change in control but before the end of the performance period, a pro-rata portion of his or her Series 2019 PSUs (determined by dividing the total number of days between the beginning of the performance period and the Executive’s termination date by the total number of days in the performance period) would have vested and been settled at the CIC Achievement Level. With respect to the Series 2020 PSUs, if a change in control occurs before the end of the performance period, if the Executive is retirement eligible or later becomes retirement eligible before the end of the performance period, a pro rata portion of the Series 2020 PSUs will immediately vest and be settled at the CIC Achievement Level, with the proration determined by dividing the total number of days between the beginning of the performance period and the change in control date (or, if later, the date he or she became retirement eligible) by the total number of days in the performance period. If the Executive dies or becomes disabled after a change in control but before the end of the performance period, his or her PSUs will immediately vest and will be settled at the CIC Achievement Level.

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Definitions
Except as noted, the definitions below apply to each Executive Employment Agreement and the PSU award agreement, and each agreement refers to Messrs. Darrow, Reigersman, Smith and Swart and Ms. Slanina, as applicable, as the “Executive.” Additionally, the definitions below apply to the Retention RSUs granted to Mr. Thomas, and for that purpose only, the term “Executive” refers to him as well. The following are summaries of the definitions included in the Executive Employment Agreements and the PSU award agreement, and are qualified in their entirety by reference to the Executive Employment Agreements and the PSU award agreement, as applicable.
As used in this section, “cause” means: (i) the Executive’s failure to perform his or her assigned duties or responsibilities as an employee (other than a failure resulting from the Executive’s disability) after written notice thereof from us describing the failure to perform such duties or responsibilities; (ii) the Executive engaging in any act of dishonesty, fraud or misrepresentation with respect to us; (iii) the Executive’s violation of any federal or state law or regulation applicable to our business or our affiliates; (iv) the Executive’s breach of any confidentiality agreement or invention assignment agreement; or (v) the Executive being convicted of, or entering a plea of nolo contendere to, any crime. Each Executive Employment Agreement notes, for purposes of clarity, that the Executive’s termination of employment due to death or disability is not, by itself, deemed to be a termination by us other than for cause or a resignation for good reason.
As used in this section, “change in control” means: (i) a change in our ownership that occurs on the date that any person, or persons acting as a group, acquires ownership of our stock that, together with the stock held by such person, constitutes more than 50% of the total voting power of our stock; provided, that for purposes of this subsection (i), the acquisition of additional stock by any one person who is considered to own more than 50% of the total voting power of our stock will not be considered a change in control; provided, further, in the case of each Executive Employment Agreement, that our Board may, in its reasonable judgment, determine that any such change in the ownership of our stock as a result of a financing or otherwise for fundraising purposes, and in each case that is approved by the Board before the change in ownership, also will not be considered a change in control; (ii) in the case of the PSU award agreement only, a change in our effective control which occurs on the date that a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election (but if any person is considered to be in effective control of us, the acquisition of additional control by the same person will not be a change in control); or (iii) subject to certain exclusions specified in the Executive Employment Agreements and the PSU award agreement, a change in the ownership of a substantial portion of our assets that occurs on the date that any person, or persons acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately before the acquisition or acquisitions; provided, that our Board may determine in its reasonable judgment that certain asset transfers that should not be considered to be a change in control due to extenuating factors. However, a transaction will not constitute a change in control if  (x) its sole purpose is to change the state of our incorporation or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held our securities immediately before the transaction. In addition, a transaction will not be deemed a change in control unless it qualifies as a change in control event within the meaning of Section 409A of the Code.
As used in this section, “disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering our employees.
As used in this section, “good reason” means the Executive’s resignation within 30 days following the expiration of a cure period (discussed below) following the occurrence of one or more of the following, without the Executive’s consent: (i) a material reduction in the Executive’s base salary, which reduction is not applicable to a majority of our senior management, excluding the substitution of substantially equivalent compensation and benefits; (ii) a material reduction of the Executive’s authority, duties or responsibilities, unless the Executive is provided with a comparable position; provided, that a reduction in authority, duties or responsibilities primarily by virtue of our being

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acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when our CEO remains as such following an acquisition where we become a wholly owned subsidiary of an acquirer, but is not made the CEO of the acquiring company), will not constitute “good reason” (and, in Ms. Slanina’s case, a change in the Company’s reporting structure that results in her reporting to an executive other than the CEO will not constitute “good reason”); or (iii) a material change in the geographic location of the Executive’s primary work facility or location; provided, that a relocation of 50 miles or less from the Executive’s then-present location or to the Executive’s home as his or her primary work location will not be considered a material change in geographic location. For an event to qualify as good reason, the Executive must not terminate employment with us without first providing us with written notice of the acts or omissions constituting the grounds for “good reason” within 90 days of the initial existence of the grounds for “good reason” and a reasonable cure period of not less than 30 days following the date of such notice, and such grounds must not have been cured during such time and for all but Mr. Swart, any resignation for “good reason” must occur within two years of the initial existence of the acts or omissions constituting the grounds for “good reason.”
As used in this section, “qualifying termination” means, (i) with respect to Series 2019 PSUs, (x) the Executive’s termination on or after May 15, 2021 due to retirement, (y) the Executive’s termination without cause or (z) the Executive’s resignation for good reason and, (ii) with respect to Series 2020 PSUs, (x) the Executive’s termination without cause or (y) the Executive’s resignation for good reason.
As used in this section, “retirement” means, (i) with respect to Series 2019 PSUs, the Executive’s ceasing to be a service provider for any reason other than his or her disability, death or termination by us for cause if he or she (x) is then at least age 65, (y) has previously served as a service provider for not less than five years and (z) has provided at least six months’ advance written notice to us of his or her intention to terminate due to retirement and, (ii) with respect to Series 2020 PSUs, the Executive’s voluntary termination other than for good reason, on or after becoming retirement eligible.
As used in this section, “retirement eligible” means, as of a given date that occurs on or after May 15, 2022, (i) the Executive is a current service provider (as defined in the 2014 Plan), (ii) the Executive is then at least age 65 and (iii) the Executive has continuously served as a service provider for not less than five years (measured back from, and inclusive of, the given date of determination).

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Estimated Payments Upon Termination of Employment and/or a Change in Control
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the NEOs serving as of the end of 2021 pursuant to the employment and other agreements in effect at that time. Payments and benefits are estimated assuming that the triggering event took place on the last trading day of 2021 (December 31, 2021), and the price per share of our common stock is the closing price of our common stock on that date of  $3.40. There can be no assurances that a triggering event would produce the same or similar results as those estimated below if it occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments of benefits, any actual payments and benefits may be different.
Name		Potential Payments Upon
	Benefit	Termination other than for Cause or a Termination for Good Reason		Change in Control ($)(1)	Death or Disability ($)
		Prior to Change in Control ($)	Upon or Following Change in Control ($)
Michael D. Darrow	Cash Severance(2)	1,180,000	1,180,000	—	—
	Vesting Acceleration of Equity Awards(3)	1,504,695(4)	2,270,564(5)	1,656,068	3,210,309(6)
	Continued Coverage of Employee Benefits(7)	30,429	30,429	—	30,429
	Total Benefits	2,715,124	3,480,993	1,656,068	3,240,738
Jantoon E. Reigersman	Cash Severance(8)	212,500	212,500	—	—
	Vesting Acceleration of Equity Awards(3)	422,079(4)	1,062,317(5)	789,172	1,498,346(6)
	Continued Coverage of Employee Benefits(7)	15,215	15,215	—	15,215
	Total Benefits	649,794	1,290,032	789,172	1,513,561
Jeffrey J. Swart	Cash Severance(8)	400,000	400,000	—	—
	Vesting Acceleration of Equity Awards(3)	449,155(4)	701,139(5)	392,793	889,569(6)
	Continued Coverage of Employee Benefits(7)	21,253	21,253	—	21,253
	Total Benefits	870,408	1,122,392	392,793	910,822

(1)
If a change in control occurs while the Executive remains employed by us and if he or she remains employed with us (or our successor) on the first day immediately following the 12-month anniversary of the closing of the change in control, then 100% of any of the Executive’s equity awards other than PSUs that both are outstanding as of such date and were granted to him or her at least 90 days (60 days, in the case of Mr. Darrow) before the change in control will vest and, if applicable, become fully exercisable. If the change of control occurs during the three-year performance period applicable to the Executive’s PSUs, then the number of PSUs that vest in connection with the change of control will be determined based upon the Company’s CAGR performance measured against the Index companies’ CAGR performance during the portion of the performance period that precedes the effective date of the change of control, but if the acquiring or surviving company assumes or substitutes the PSUs with substantially similar equity awards, then they will not vest until the last day of the performance period (but with the number of PSUs vesting having been determined as of the closing of the change in control as described earlier). We have prepared this table on the assumption that the PSUs are not assumed in connection with a change of control.

(2)
Reflects the continuing payments of Mr. Darrow’s base salary during the 12 months following his termination and his full target bonus compensation for the year in which the termination occurs.

(3)
Reflects the aggregate value of unvested option grants with an exercise price less than $3.40, the closing price of our common stock on the last trading day of 2021 (December 31, 2021), and other equity awards. For unvested option grants with exercise prices less than $3.40, the aggregate value is determined by multiplying (i) the number of shares

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subject to such options as of December 31, 2021 by (ii) the difference between $3.40 and the exercise price of such options. The amounts do not reflect any dollar value associated with the acceleration of options with exercise prices in excess of  $3.40. For unvested RSUs, the aggregate value is determined by multiplying (x) the number of shares subject to such awards as of December 31, 2021 by (y) $3.40. For unvested PSUs, the aggregate value is determined by multiplying (A) the number of shares subject to such PSUs that potentially vest (subject to other vesting conditions described further in these notes) as of December 31, 2021 by (B) $3.40.
(4)
Reflects the value of the immediate vesting of each then-outstanding equity award (other than PSUs) as to the number of shares that otherwise would have vested had the Executive remained employed through the 12-month anniversary of the termination date. For PSUs, the value is determined by multiplying the target payout by the quotient obtained by dividing the total number of days from the beginning of the performance period to December 31, 2021 by the total number of days during the performance period.

(5)
Reflects the value of the immediate vesting of 100% of each then-outstanding RSU and option award that is both outstanding as of the Executive’s termination date and was granted to him at least 90 days (60 days, in the case of Mr. Darrow) before the change in control. Reflects a 22% target value for PSUs granted in 2019, a 66% target value for PSUs granted in 2020, and a 22% target value for PSUs granted in 2021 because the respective PSUs would have vested at a value of 22%, 66%, and 22% had a change of control occurred on December 31, 2021 in light of the performance of the Company’s CAGR as compared to the CAGR of the Index companies.

(6)
Reflects the value of the immediate vesting of 100% of each then-outstanding RSU and option award that is outstanding as of the Executive’s termination date. For PSUs, reflects the immediate vesting of the target number of PSUs.

(7)
Reflects the estimated cost of COBRA or benefits continuation coverage, as applicable, during the Severance Period.

(8)
Reflects the continuing payments of the Executive’s base salary during the Executive’s Severance Period. The Severance Period is defined as the period of time beginning immediately after the Executive’s separation of service through the date that is six months after the separation, plus an additional two months for every fully completed year of service up to a maximum of 12 months.

The table below reflects the actual severance payments made to Ms. Slanina and Mr. Smith pursuant to their employment and separation agreements as a result of the applicable triggering event.
Name		Payments Upon
	Benefit	Termination other than for Cause or a Termination for Good Reason		Change in Control ($)	Death or Disability ($)
		Prior to Change in Control ($)	Upon or Following Change in Control ($)
Kristin M. Slanina	Cash Severance(1)	212,500	—	—	—
	Vesting Acceleration of Equity Awards(2)	217,398	—	—	—
	Continued Coverage of Employee Benefits(3)	—	—	—	—
	Total Benefits	429,898	—	—	—
Simon E. Smith	Cash Severance(4)	400,000	—	—	—
	Vesting Acceleration of Equity Awards(2)	663,648	—	—	—
	Continued Coverage of Employee Benefits(5)	31,025	—	—	—
	Total Benefits	1,094,673	—	—	—

(1)
Reflects a lump sum payment of 6 months of Ms. Slanina’s base salary.

(2)
Reflects the value of the immediate vesting of each then-outstanding equity award (other than PSUs) as to the number of shares that otherwise would have vested had the executives remained employed through the 12-month anniversary of his or her termination date. The aggregate value of the RSUs was determined by multiplying (i) the number of accelerated RSUs by (ii) the closing price of our common stock on the day before the vest date. The aggregate value of the options was determined by multiplying (i) the number of shares subject to accelerated options by (ii) the

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positive difference between the option exercise price and the closing price of our common stock on the vest date. For PSUs, the value is determined by multiplying the target payout by the quotient obtained by dividing the total number of days from the beginning of the performance period to the termination date by the total number of days during the performance period.
(3)
Ms. Slanina did not elect to receive any COBRA coverage.

(4)
Reflects a lump sum payment of 12 months of Mr. Smith’s base salary.

(5)
Reflects the estimated cost of Mr. Smith’s COBRA coverage during the 12 month period following his termination date.

2015 Inducement Equity Incentive Plan
The 2015 Inducement Equity Incentive Plan, or the Inducement Plan, was adopted in 2015 without stockholder approval pursuant to Nasdaq Stock Market Rule 5635(c)(4). No grants were made under the Inducement Plan in 2021. In February 2022, the Inducement Plan was terminated. The Inducement Plan provided for the grant of equity-based awards in the form of nonstatutory stock options and its terms are substantially similar to the 2014 Plan, including with respect to treatment of equity awards in the event of a “merger” or “change in control” as defined under the Inducement Plan.
2014 Equity Incentive Plan
The 2014 Plan provides that in the event of a “merger” or “change in control” as defined under the 2014 Plan, each outstanding award will be treated as the administrator determines, except that if a successor company or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then the award will fully vest, all restrictions on the award will lapse, all performance goals or other vesting criteria applicable to the award will be deemed achieved at 100% of target levels and the award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options, RSUs and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse and all performance goals or other vesting requirements for his or her PSUs will be deemed achieved at 100% of target levels, and all other terms and conditions met.
Amended and Restated 2005 Stock Plan and 2008 Stock Plan
Our Amended and Restated 2005 Stock Plan, or the 2005 Plan, and our 2008 Plan, or the 2008 Plan, provide that in the event of a “merger” or “change in control,” as defined therein, each outstanding award will be treated as the administrator determines, and unless determined otherwise by the administrator, will be assumed or an equivalent award substituted by the successor company or a parent or subsidiary of the successor company. If the successor corporation in a merger or change in control refuses to assume or substitute for the award, then the participant will fully vest in and have the right to exercise the award that is not assumed or substituted as to all of the award (including shares as to which it would not otherwise be vested or exercisable). If an award is not assumed or substituted for in connection with a merger or change in control, the administrator will notify the participant in writing that the award will be fully exercisable for a period of time as determined by the administrator in its sole discretion and the award will terminate upon the expiration of that period for no consideration, unless otherwise determined by the administrator. No shares remain available for grant under the 2005 Plan or the 2008 Plan, and no grants were made under those plans in 2021.

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Equity Compensation Plan Information
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information regarding our equity compensation plans as of December 31, 2021:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(1)	13,614,294(2)	$9.24(3)	16,551,638(4)
Equity compensation plans not approved by stockholders	—	N/A	1,840,000(5)
Total	13,614,294	$9.24	18,391,638

(1)
The 2014 Plan contains an evergreen provision, pursuant to which the number of shares of common stock available for issuance thereunder is increased on the first day of each fiscal year by an amount equal to the least of  (a) 10,000,000 shares, (b) 5% of the outstanding shares of common stock on the last day of our immediately preceding fiscal year and (c) such other amount as our Board may determine.

(2)
Includes 7,536,114 shares of common stock subject to RSUs that entitle each holder to one share of common stock for each RSU that vests over the holder’s period of continued service.

(3)
Weighted-average exercise price does not include shares issuable upon vesting of RSUs, which have no exercise price.

(4)
Does not include 4,810,662 shares that became available for issuance under the 2014 Plan on January 1, 2022 pursuant to the evergreen provision.

(5)
Represents the total number of shares available for issuance under the Inducement Plan as of December 31, 2021. In February 2022, the Inducement Plan was terminated.

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CEO Pay Ratio
Set forth below is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees for 2021.
For 2021, our CEO’s annual total compensation, as reported in the Summary Compensation Table, was $3,608,731 and the median of the annual total compensation of our other employees was $163,598. Based on this information, for 2021, the ratio of the annual total compensation of Mr. Darrow to the median of the annual total compensation of all other employees was 22 to 1.
The SEC rules allow us to identify our median compensated employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. Since December 31, 2020, there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. We therefore used the same median compensated employee to calculate our 2021 pay ratio as was used for purposes of our 2020 pay ratio.
In 2020, we identified our median compensated employee from our employee population as of December 31, 2020, using W-2 wages paid to our employees in fiscal year 2020 as our consistently-applied compensation measure. Since all of our employees were located in the United States, we did not make any cost-of-living adjustments or foreign currency conversions. In addition, although permitted under SEC rules, we did not annualize the compensation of employees who were not employed with us for the full fiscal year, and therefore the W-2 wages of some employees was lower than it would have been had the compensation been annualized.
The pay ratio disclosed above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

2022 ANNUAL
PROXY STATEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY AND OTHER TRANSACTIONS
In addition to the director and executive officer compensation arrangements and indemnification arrangements discussed above under “Executive Officers, Directors and Corporate Governance” and “Executive Compensation,” the following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:
•
we have been or are to be a participant;

•
the amount involved exceeded or exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Transactions with Directors and Their Affiliates
USAA
USAA, a large stockholder and formerly our most significant affinity group marketing partner, beneficially owned approximately 8.9% of our common stock at December 31, 2021. In February 2020, days before the expiration of our then-current partnership agreement, which we refer to as the Former USAA Agreement, USAA informed us that it did not wish to extend our partnership, and we accordingly entered into a Transition Services Agreement and an associated Order Addendum No. 1 (Transition of Auto-Buying Program Platform) with USAA Federal Savings Bank, a wholly-owned subsidiary of USAA to which we refer as USAA FSB, as of February 14, 2020. We refer to this Transition Services Agreement and the associated Order Addendum collectively as the TSA.
Pursuant to the TSA, and upon the terms and subject to the conditions thereof, among other things, we continued to operate the white-labeled website through which USAA FSB makes available to USAA members a new and used automobile buying program, which we refer to as the Auto-Buying Program during a transitional period that ended on September 30, 2020. The entry into the TSA did not change the revenue sharing amounts payable by us in connection with transactions by USAA members through the Auto-Buying Program, and USAA FSB paid us a $20 million transition services fee over the term of the TSA, which we refer to as the Transition Services Fee. The TSA required USAA FSB, subject to wind-down negotiations and certain regulatory carveouts, to use commercially reasonable efforts to support the Auto-Buying Program in a manner materially consistent with the manner in which it operated the Auto-Buying Program on February 14, 2020.
In connection with the Former USAA Agreement, we issued to USAA warrants to purchase shares of our common stock. In May 2014, we issued to USAA a warrant to purchase up to 1,458,979 shares of our common stock consisting of 392,313 shares of common stock with an exercise price of  $7.95 per share and 1,066,666 shares of common stock with an exercise price of  $15.00 per share. The shares issuable upon exercise of these warrants were subject to certain performance-based vesting conditions. The vesting conditions are based on the number of cars sold by TrueCar Certified Dealers to our users originating from the USAA Auto Program. The warrant included a multiplier provision whereby the vesting accelerated faster based on achievement of higher sales milestones within a given month. As a result of the termination of the USAA car-buying program on September 30, 2020, the warrant expired on September 30, 2021. At the time of the expiration of the warrant, 509,642 shares were issuable thereunder.

2022 ANNUAL
PROXY STATEMENT
Indemnification of Officers and Directors
Our Charter and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our Charter from limiting the liability of our directors for the following:
✓
any breach of the director’s duty of loyalty to us or to our stockholders;

✓
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

✓
unlawful payment of dividends or unlawful stock repurchases or redemptions; and

✓
any transaction from which the director derived an improper personal benefit.

In addition to the indemnification required in our Charter and Bylaws, we have entered into an indemnification agreement with each member of our Board. These agreements provide for the indemnification of our directors, officers and some employees for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these Charter and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Policies and Procedures for Related-Party Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related-party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review, approve or disapprove and oversee any related-party transactions.

2022 ANNUAL
PROXY STATEMENT
AUDIT COMMITTEE REPORT
This Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other TrueCar filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate it by reference therein.
The following is the report of the audit committee of our Board of Directors. The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2021 with our management. In addition, the audit committee has discussed with PricewaterhouseCoopers LLP, our independent accountants, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The audit committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP.
Based on the audit committee’s review of the matters noted above and its discussions with our independent accountants and our management, the audit committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Respectfully submitted by:
Barbara A. Carbone (Chair)
Robert E. Buce
Faye M. Iosotaluno
Erin N. Lantz

2022 ANNUAL
PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS
Our Board consists of eight members. In accordance with our Charter, our Board is divided into three classes with staggered three-year terms. At the Annual Meeting, three directors will be elected for three-year terms.
Nominees
Our nominating committee recommended, and our Board approved, Robert E. Buce, Faye M. Iosotaluno and Wesley A. Nichols as nominees for election to the Board at the Annual Meeting. Each of the nominees is currently a director of the Company. If elected, the nominees will serve as directors until our annual meeting in 2025, and until a successor is qualified and elected or until his or her earlier resignation or removal. Please see “Executive Officers, Directors and Corporate Governance” in this proxy statement for information concerning the nominees.
Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of Robert E. Buce,
Faye M. Iosotaluno and Wesley A. Nichols. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.
Vote Required
Each director is elected by a plurality of the voting power of the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.
The Board unanimously recommends that stockholders vote “FOR” the election of each of Robert E. Buce, Faye M. Iosotaluno and Wesley A. Nichols as Class II directors to serve until the 2025 annual meeting of stockholders or until his or her successor is duly elected and qualified.

2022 ANNUAL
PROXY STATEMENT
PROPOSAL TWO: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and recommends that stockholders vote for ratification of that appointment. The audit committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year, notwithstanding the results of any vote and despite the fact it has already appointed PwC, if the audit committee believes that a change in our independent registered public accountant would be in our best interests and those of our stockholders. If our stockholders do not ratify this appointment, the audit committee may consider whether it should appoint another independent registered public accounting firm.
PwC served as our independent registered public accounting firm for the 2020 and 2021 fiscal years. We expect that representatives of PwC will be present at the virtual Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
Principal Accounting Fees and Services
The following table sets forth all fees accrued or paid to PwC for the years ended December 31, 2020 and 2021:
	Fiscal Year
	2020	2021
Audit Fees	$1,793,900	$1,585,000
Tax Fees	216,961	130,317
All Other Fees	6,346	4,196
Total	$2,017,207	$1,719,513
Audit fees cover professional services provided by PwC in connection with the audit of our annual financial statements and an audit of the effectiveness of internal control over financial reporting, quarterly reviews of financial statements included in our annual reports on Form 10-K and quarterly reports on Form 10-Q and professional services rendered in connection with comfort letters, consents and reviews of other documents filed with the SEC.
Audit-related fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including due diligence activities relating to mergers and acquisitions and consultations concerning financial accounting and reporting standards.

2022 ANNUAL
PROXY STATEMENT
Tax fees cover tax services provided by PwC including detailed tax studies (Section 382 studies), tax planning projects, consultation, tax advice related to mergers and acquisitions, and tax compliance services.
All other fees cover license fees for accounting research and disclosure software.
Pre-approval Policy.   Under our audit committee’s charter, the audit committee is required to pre-approve all audit services and to pre-approve (or approve subsequently, where permitted by law) all non-audit and tax services performed by our independent registered public accounting firm in order to ensure that the provision of those services does not impair the public accounting firm’s independence. In fiscal years 2020 and 2021, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” that PwC billed were approved by the audit committee in accordance with the audit committee’s charter and other applicable legal requirements.
The audit committee has determined that PwC’s rendering of other professional services for tax compliance and tax advice is compatible with maintaining PwC’s independence.
Vote Required
The affirmative vote of the holders of a majority of the shares of our common stock present virtually or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of PwC as our independent registered public accounting firm for fiscal year 2022. A share that abstains on this proposal is treated as a share present virtually or represented by proxy and entitled to vote and, therefore, will have the effect of a vote “against” ratifying PwC as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.
The Board, at the audit committee’s recommendation, recommends that stockholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

2022 ANNUAL
PROXY STATEMENT
PROPOSAL THREE: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as described in this proxy statement.
This proposal, commonly referred to as a “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives and program, as described in this proxy statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as disclosed in the section entitled “Executive Compensation” of this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of TrueCar, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2022 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
As an advisory vote, the result will not be binding on the Board or the compensation committee. The say-on-pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives and program. The Board and the compensation committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.
The Board recommends a vote “FOR” the approval, on a non-binding advisory basis, of our executive compensation, as discussed in this proxy statement.
The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to submit your proxy or voting instructions at your earliest convenience.
BY ORDER OF THE BOARD OF DIRECTORS
Santa Monica, California
April 13, 2022

2022 ANNUAL
PROXY STATEMENT
ANNEX A −
RECONCILIATION OF ADJUSTED EBITDA TO GAAP NET INCOME (LOSS)
This proxy statement contains information regarding Adjusted EBITDA, which is a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. We define Adjusted EBITDA as net income (loss) adjusted to exclude interest income, depreciation and amortization, stock-based compensation, loss from equity method investment including impairment charges, certain litigation costs, certain restructuring costs, changes in the fair value of contingent consideration, goodwill impairment, other income, impairment of right-of-use assets, and income taxes.
We have provided below a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure. Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. In addition, our Adjusted EBITDA measure may not be comparable to similarly titled measures of other organizations as they may not calculate Adjusted EBITDA in the same manner as we do.
We use Adjusted EBITDA as an operating performance measure as it is (i) an integral part of our reporting and planning processes; (ii) used by our management and Board to assess our operational performance, and together with operational objectives, as a measure in evaluating employee compensation and bonuses; and (iii) used by our management to make financial and strategic planning decisions regarding future operating investments. We believe that using Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA is widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt-service capabilities.

2022 ANNUAL
PROXY STATEMENT
The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for each of the periods presented:
	Year Ended December 31,
	2021	2020
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(38,369)	$(19,839)
Non-GAAP adjustments:
Interest income	(52)	(462)
Depreciation and amortization	16,279	20,547
Stock-based compensation	20,395	23,077
Share of net loss from equity method investment(1)	5,404	1,989
Certain litigation costs(2)	—	(1,939)
Restructuring charges(3)	—	8,346
Change in fair value of contingent consideration liability	41	182
Goodwill impairment(4)	—	8,264
Other income	(667)	(198)
Impairment of right-of-use (“ROU”) assets(5)	1,652	2,136
Provision for (benefit from) income taxes	206	(6)
Adjusted EBITDA	$4,889	$42,097

(1)
The excluded amounts include a $4.1 million impairment charge on our equity method investment in
Accu-Trade in the fourth quarter of 2021.

(2)
The excluded amounts relate to legal costs incurred in connection with complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar and consumer class action lawsuits. For the year ended December 31, 2020, the excluded amount also includes a $2.0 million payment received from one of our insurance carriers in settlement of a lawsuit we brought in the fourth quarter of 2017 to recover insured legal fees. We believe the exclusion of these costs and recovery is appropriate to facilitate comparisons of our core operating performance on a period-to-period basis. Based on the nature of the specific claims underlying the excluded litigation matters, once these matters are resolved, we do not believe our operations are likely to entail defending against the types of claims raised by these matters.

(3)
The excluded amounts represent charges associated with the restructuring plans undertaken in the second quarter of 2020 improve efficiency and reduce expenses. We believe excluding the impact of these charges is consistent with our use of these non-GAAP measures as we do not believe they are a useful indicator of our ongoing operating results.

(4)
The excluded amount represents a non-cash impairment charge we recognized on our goodwill during the first quarter of 2020.

(5)
The excluded amount represents impairment charges on our ROU assets associated with certain of our existing office locations. We consider these charges to be unrelated to our underlying results of operations and believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

## Executive Officers

**Michael Darrow**
President and Chief
Executive Officer

**Jantoon Reigersman**
Chief Financial Officer and
Chief Operating Officer

**Jeff Swart**
Executive Vice President,
General Counsel and Secretary

## Board of Directors

**Michael Darrow**
President and Chief
Executive Officer
TrueCar, Inc.

**Christopher Claus**
Chairman of the Board
TrueCar, Inc.

**Robert Buce**
Chairman
Palisades Holdings

**Barbara Carbone**
Retired KPMG Audit Partner

**Faye Iosotaluno**
Chief Strategy Officer
Match Group

**Erin Lantz**
Chief Revenue Officer
Ethos Life

**John Mendel**
Former EVP, Automobile Division
American Honda Motor
Company

**Wesley Nichols**
Entrepreneur and Board Partner
Upfront Ventures

**Corporate Address**
TrueCar, Inc.
1401 Ocean Avenue, Suite 300
Santa Monica, CA 90401

**Mail**
Computershare
PO BOX 505000
Louisville, KY 40233-5000

**Investor Relations**
investors@truecar.com

**Transfer Agent**
Computershare
Telephone: 877. 373. 6374
Fax: 866. 519. 8563
International: 781. 575. 2879

**Courier**
Computershare
462 South 4th Street,
Suite 1600
Louisville, KY 40202

**Ticker Symbol**
NASDAQ: TRUE

TRUECAR, INC.1401 OCEAN AVENUESUITE 300SANTA MONICA, CA 90401 SCAN TOVIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 p.m. Eastern Time the day before the Meeting date. Have yourproxy card in hand when you access the web site and follow the instructions to obtainyour records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/TRUE2022You may attend the Meeting via the Internet and vote during the Meeting. Have theinformation that is printed in the box marked by the arrow available and follow theinstructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.Eastern Time the day before the Meeting date. Have your proxy card in hand when youcall and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we haveprovided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLY The Board of Directors unanimously recommendsyou vote FOR the following: For Withhold For AllAll All Except To withhold authority to vote for anyindividual nominee(s), mark “For AllExcept” and write the number(s) of thenominee(s) on the line below. 1. Election of DirectorsNominees01) Robert Buce 02) Faye Iosotaluno 03) Wesley Nichols The Board of Directors unanimously recommends you vote FOR proposals 2 and 3. For Against Abstain2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants forthe fiscal year ending December 31, 2022.3. Advisory vote to approve named executive officer compensation.NOTE: In their discretion, the proxies are authorized to vote upon such other business that may properly comebefore the Meeting or at any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing asattorney, executor, administrator, or other fiduciary, please give fulltitle as such. Joint owners should each sign personally. All holders mustsign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com TRUECAR, INC.Annual Meeting of StockholdersMay 26, 2022 8:30 AM Pacific TimeThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Jantoon Reigersman and Jeffrey Swart, or either of them, as proxies, each with the power to appoint his substitute, andhereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TRUECAR, INC. that thestockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, PT on May 26, 2022, live via the Internet atwww.virtualshareholdermeeting.com/TRUE2022 and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordancewith the recommendations of the Board of Directors. Continued and to be signed on reverse side